                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

[ ]    Preliminary Proxy Statement        [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to
       Rule 14a-12

                      CRESCENT REAL ESTATE EQUITIES COMPANY
                      -------------------------------------
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X]  No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                      CRESCENT REAL ESTATE EQUITIES COMPANY


                           777 Main Street, Suite 2100
                             Fort Worth, Texas 76102

                                 ---------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To be held June 2, 2003

         The Annual Meeting of Shareholders (the "Meeting") of Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), will be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, on June 2, 2003, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

         1. To elect three trust managers of the Company to serve three-year terms, or until their respective successors are elected and qualified.

         2. To approve the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003.

         3. To consider the shareholder proposal urging the Board of Trust Managers to declassify the Board for purposes of elections of trust managers, if such proposal is properly presented at the Meeting.

         4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement, which is attached and made a part of this Notice.

         The Board of Trust Managers has fixed the close of business on April 17, 2003, as the record date for determining the shareholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

         Shareholders are cordially invited to attend the Meeting in person.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE MEETING. ALTERNATIVELY, YOU MAY VOTE BY INTERNET. INSTRUCTIONS REGARDING INTERNET VOTING ARE INCLUDED ON THE ENCLOSED PROXY CARD. IF YOU SEND IN YOUR PROXY CARD OR VOTE BY INTERNET AND THEN DECIDE TO ATTEND THE MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                       By Order of the Board of Trust Managers,


April 30, 2003                         David M. Dean
Fort Worth, Texas                      Secretary

                      CRESCENT REAL ESTATE EQUITIES COMPANY


                           777 Main Street, Suite 2100
                             Fort Worth, Texas 76102

                                 ---------------


               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held On June 2, 2003


         This Proxy Statement is furnished to shareholders of Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), in connection with the solicitation of proxies by its board of trust managers (the "Board of Trust Managers" or the "Board") on behalf of the Company for use at the 2003 Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, on Monday, June 2, 2003, at 10:00 a.m., Central Daylight Savings Time, for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement and the accompanying form of proxy are first being sent or given to shareholders on or about May 8, 2003.

         The Company owns its assets and conducts its operations through Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), and its other subsidiaries. The sole general partner of the Operating Partnership is Crescent Real Estate Equities, Ltd., a Delaware corporation (the "General Partner"), which is a wholly owned subsidiary of the Company.

                   RECORD DATE AND OUTSTANDING CAPITAL SHARES

         The record date for determination of the shareholders entitled to notice of and to vote at the Meeting is the close of business on April 17, 2003 (the "Record Date"). At the close of business on the Record Date, 99,171,182 of the Company's common shares of beneficial interest, par value $.01 per share (the "Common Shares"), were issued, outstanding and entitled to vote at the Meeting.


                               PROCEDURAL MATTERS

         Any proxy, if received in time, properly signed and not revoked, will be voted at the Meeting in accordance with the directions of the shareholder. If no directions are specified, the proxy will be voted FOR Proposals 1 and 2 (Items 1 and 2 on the proxy card) and AGAINST the shareholder proposal (Item 3 on the proxy card). If any other matter or business is brought before the Meeting or any adjournment thereof, the proxy holders may vote the proxy in their discretion. The Board of Trust Managers does not know of any such matter or business to be presented for consideration.

         A proxy may be revoked by (i) delivering a written statement to the Secretary of the Company stating that the proxy is revoked, (ii) presenting at the Meeting a subsequent proxy executed by the person executing the prior proxy, or (iii) attending the Meeting and voting in person.

                                QUORUM AND VOTING

         The presence, in person or by proxy, of the holders of a majority of the Common Shares outstanding and entitled to vote as of the Record Date is necessary to constitute a quorum for the transaction of business at the Meeting. In deciding all questions, a holder of Common Shares is entitled to one vote, in person or by proxy, for each Common Share held in such holder's name on the Record Date.

                 REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

         The vote required to elect the nominees as trust managers (Proposal Number 1), to ratify appointment of independent auditors (Proposal Number 2) and to approve the shareholder proposal urging the Board of Trust Managers to take the steps necessary to declassify the Board (Proposal Number 3) is a majority of the votes cast at the Meeting by the holders of Common Shares entitled to vote on such matter. Common Shares held by shareholders present at the Meeting in person who do not vote and ballots marked "abstain," "against" or "withhold authority" will be counted as present at the Meeting for quorum purposes. Under the Company's Restated Declaration of Trust, as amended (the "Declaration of Trust"), Amended and Restated Bylaws, as amended (the "Bylaws"), and applicable law, abstentions constitute votes cast but broker non-votes do not. As a result, abstentions with respect to the election of the trust managers, the ratification of the appointment of independent auditors or the shareholder proposal effectively constitute votes against those matters. Broker non-votes will have no effect on the outcome of the vote on any of the proposals. In the event that you hold your shares through the Company's 401(k) Plan and you elect not to vote your shares, the 401(k) Plan's Trustees will vote your undirected shares in the same proportion as those shares for which the Trustees received proper voting directions from the remaining 401(k) Plan participants.



                           COSTS OF PROXY SOLICITATION

         The Company will bear the cost of preparing, assembling and mailing the proxy material. Upon request, the Company will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals, the beneficial owners of the Common Shares. In an effort to have as large a representation at the Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, facsimile, or mail by one or more employees of the General Partner, who will not receive any additional compensation in connection therewith. In addition, the Company has engaged D. F. King & Co., Inc. to assist in the solicitation of proxies. The Company anticipates that it will incur total fees of $8,000 plus out-of-pocket expenses. The out-of-pocket expenses cannot be estimated at this time.


                                PROPOSAL NUMBER 1
                           ELECTION OF TRUST MANAGERS

BOARD OF TRUST MANAGERS


         The trust managers of the Company are divided into three classes, with the shareholders electing a portion of the trust managers annually. The trust managers whose terms will expire at the Meeting are Richard E. Rainwater, Anthony M. Frank and William F. Quinn. Messrs. Rainwater, Frank and Quinn have been nominated and have agreed to stand for election at the Meeting as trust managers, to hold office until the Annual Meeting of Shareholders in 2006, or until their respective successors are elected and qualified.


         The nominees who receive a majority of the votes cast by shareholders who are present in person or represented by proxy at the Meeting and entitled to vote on the election of trust managers will be elected as trust managers of the Company.


         THE BOARD OF TRUST MANAGERS RECOMMENDS A VOTE FOR RICHARD E. RAINWATER, ANTHONY M. FRANK AND WILLIAM F. QUINN AS TRUST MANAGERS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2006, OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.


         If any one or more of Mr. Rainwater, Mr. Frank or Mr. Quinn becomes unable to serve as a trust manager for any reason, the Board of Trust Managers may designate one or more substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees.

Alternatively, the Board may leave unfilled until a later time any vacant position or may reduce the number of trust managers on the Board of Trust Managers.

         Set forth below is information with respect to the current eight trust managers of the Company, including the nominees, and the executive officers of the Company and the General Partner.


      NAME                                TERM EXPIRES      AGE         POSITION
--------------------                      ------------      ---         ------------------------------------------
Richard E. Rainwater                          2003           58         Chairman of the Board of Trust Managers of
                                                                        the Company

John C. Goff                                  2005           47         Vice Chairman of the Board of Trust
                                                                        Managers of the Company, Chief Executive
                                                                        Officer of the Company and the General
                                                                        Partner, and Sole Director of the General
                                                                        Partner

Dennis H. Alberts                             2004           54         Trust Manager of the Company and President
                                                                        and Chief Operating Officer of the Company
                                                                        and the General Partner

Anthony M. Frank                              2003           71         Trust Manager of the Company

William F. Quinn                              2003           55         Trust Manager of the Company

Paul E. Rowsey, III                           2005           48         Trust Manager of the Company

Robert W. Stallings                           2005           54         Trust Manager of the Company

Terry N. Worrell                              2004           58         Trust Manager of the Company

Kenneth S. Moczulski                          N/A            50         President of Investments and Chief Investment
                                                                        Officer of the Company and the General
                                                                        Partner

Jane E. Mody                                  N/A            51         Executive Vice President, Capital Markets,
                                                                        of the Company and the General Partner

Jerry R. Crenshaw, Jr.                        N/A            39         Executive Vice President, Chief Financial
                                                                        and Accounting Officer of the Company and
                                                                        Executive Vice President and Chief
                                                                        Financial Officer of the General Partner

David M. Dean                                 N/A            42         Executive Vice President, Law and
                                                                        Administration, and Secretary of the
                                                                        Company  and the General Partner

Jane B. Page                                  N/A            42         Senior Vice President, Asset Management and
                                                                        Leasing, Houston Region, of the General
                                                                        Partner

John L. Zogg, Jr.                             N/A            39         Senior Vice President, Asset Management and
                                                                        Leasing, Dallas Region, of the General
                                                                        Partner

Christopher T. Porter                         N/A            37         Vice President and Treasurer of the Company
                                                                        and the General Partner

TRUST MANAGERS AND EXECUTIVE OFFICERS


         The Board of Trust Managers of the Company currently consists of eight members, divided into three classes serving staggered three-year terms. The following is a summary of the experience of the current and proposed trust managers and the current executive officers.


         Richard E. Rainwater has been an independent investor since 1986. From 1970 to July 1986, he served as the chief investment advisor to the Bass family, whose overall wealth increased dramatically during his tenure. During that time, Mr. Rainwater was principally responsible for numerous major corporate and real estate acquisitions and dispositions. Upon beginning his independent investment activities, he founded ENSCO International Incorporated, an oil field service and offshore drilling company, in December 1986. Additionally, in June 1988, he co-founded Columbia Hospital Corporation, and in March 1989 he participated in a management-led buy out of HCA-Hospital Corporation of America. In November 1992, Mr. Rainwater co-founded Mid Ocean Limited, a provider of casualty re-insurance. In February 1994, he assisted in the merger of Columbia Hospital Corporation and HCA-Hospital Corporation of America that created Columbia/HCA Healthcare Corporation. Mr. Rainwater is a graduate of the University of Texas at Austin and the Graduate School of Business at Stanford University. Mr. Rainwater has served as the Chairman of the Board of Trust Managers since the Company's inception in 1994.


         John C. Goff co-founded the Company with Mr. Rainwater while serving as principal of Rainwater, Inc. Mr. Goff served as Chief Executive Officer and as a trust manager from the Company's inception in February 1994 through December 1996, when he became Vice Chairman. In June 1999, Mr. Goff returned as Chief Executive Officer of the Company and remains as Vice Chairman. Mr. Goff has served as the managing principal of Goff Moore Strategic Partners, L.P., a private investment partnership, since its formation in February 1998. From June 1987 to May 1994, Mr. Goff was vice president of Rainwater, Inc. Prior to joining Rainwater, Inc., Mr. Goff was employed by KPMG Peat Marwick, with Mr. Rainwater as one of his principal clients. Mr. Goff also serves on the boards of GAINSCO, Inc., OpenConnect Systems, Inc. and The National Association of Real Estate Investment Trusts. Mr. Goff is a graduate of the University of Texas and is a Certified Public Accountant.


         Dennis H. Alberts, prior to joining the Company, served as President and Chief Executive Officer of Pacific Retail Trust, a privately held retail shopping center real estate investment trust ("REIT"), which he founded in 1993. While at Pacific Retail Trust, Mr. Alberts directed all aspects of the company, including acquisition, development and operational activities, from 1993 until 1999 when Pacific Retail Trust merged into Regency Realty, Inc., a publicly traded REIT. In 1999, Mr. Alberts also served as a consultant to Regency Realty, Inc. Prior to founding Pacific Retail Trust, Mr. Alberts served as President and Chief Operating Officer of First Union Real Estate Investments, a publicly held retail, multi-family and office REIT, in 1992. From 1987 to 1991, Mr. Alberts served as President and Chief Executive Officer of Rosewood Property Company where he focused on asset management and leasing of Rosewood's office portfolio. Before joining Rosewood Property Company, he served as President and Managing Partner of Trammell Crow Residential Companies of Dallas from 1984 to 1987. Mr. Alberts holds a Bachelor of Science degree and Master of Business Administration degree from the University of Missouri. Since April 2000, Mr. Alberts has served as President and Chief Operating Officer of the Company and the General Partner. Mr. Alberts has served as a trust manager since May 2002.


         Anthony M. Frank currently serves as Chairman Emeritus of Belvedere Capital Partners, general partner of the California Community Financial Institutions Fund LP, which he co-founded in 1994. From March 1988 to March 1992, he served as Postmaster General of the United States. From April 1992 until June 1993, he served as the founding chairman of Independent Bancorp of Arizona. Mr. Frank has also served as a Director of: Temple Inland, Inc., a manufacturer of paper and timber products, since May 1992; Bedford Property Investors, Inc., an office and commercial property REIT investing primarily on the West Coast, since May 1992; Charles Schwab & Co., one of the nation's largest discount brokerages, since July 1993; and Cotelligent, Inc., a provider of temporary office support services, since May 1995. Mr. Frank received a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Amos Tuck School of Business at Dartmouth. Mr. Frank has served as a trust manager since the Company's inception in 1994.

         William F. Quinn has served as President of AMR Investment Services, Inc., the investment services affiliate of American Airlines, with responsibility for the management of pension and short-term fixed income assets, since November 1986. Prior to being named to his current position in 1986, Mr. Quinn held several management positions with American Airlines and its subsidiaries. He has served as Chairman of the Board of American Airlines Federal Credit Union since November 1989, President and Trustee of the American AAdvantage Funds since July 1987, and on the advisory board for Southern Methodist University's Endowment Fund since September 1996. Mr. Quinn holds a Bachelor of Science degree in accounting from Fordham University and is a Certified Public Accountant. Mr. Quinn has served as a trust manager since the Company's inception in 1994.


         Paul E. Rowsey, III, has served as President of Eiger, Inc., a private real estate investment management firm, and the manager of Eiger Fund I, L.P., a real estate equity investment fund, since their formation in January 1999. He was formerly President and a member of the Board of Directors of Rosewood Property Company, a real estate investment company, a position he held from February 1988 until December 1998. Mr. Rowsey has served as a member of the Board of Directors of ENSCO International Incorporated, an offshore oil field service and drilling company, since January 2000. Mr. Rowsey began his career in 1980 as an attorney specializing in commercial real estate. Mr. Rowsey holds a Bachelor of Arts degree from Duke University and a Juris Doctor degree from Southern Methodist University School of Law. Mr. Rowsey has served as a trust manager since the Company's inception in 1994.


         Robert W. Stallings has served as Chairman and President of Stallings Capital Group, Inc., a Dallas-based merchant banking firm specializing in the financial services industry, since February 2001. In addition, he has been non-executive Chairman of GAINSCO, Inc. since September 2001, and prior to that time served as non-executive Vice Chairman of GAINSCO, Inc. beginning in March 2001. Mr. Stallings also provides consulting services for GAINSCO, Inc. Mr. Stallings also serves as a director of Texas Capital Bank. He is the recently-retired Chairman and founder of ING Pilgrim Capital Corporation, a $20 billion asset management firm which was acquired by ING Group in September 2000 and with which he had been associated since 1991. Mr. Stallings received a Bachelor of Arts degree in Business from Johnson & Wales University. Mr. Stallings has served as a trust manager since May 2002.


         Terry N. Worrell has been a private investor in commercial properties and other business ventures with Worrell Investments since 1989. From 1974 to 1989, he served as President and Chief Executive Officer of Sound Warehouse of Dallas, Inc. prior to its purchase by Shamrock Holdings. Mr. Worrell serves as a director of Regency Centers Corp., a developer/operator of shopping centers and Tremont Corp., a holding company with operations conducted primarily through NL Industries and Titanium Metals. Mr. Worrell received a Master of Business Administration degree from the University of North Texas. Mr. Worrell has served as a trust manager since May 2002.


         Kenneth S. Moczulski, prior to joining the Company, served as President and founder of Transworld Properties, Inc., a subsidiary of a privately held international oil company, beginning in January 1992. While at Transworld Properties, Inc., Mr. Moczulski was responsible for the formation and implementation of real estate investment strategy, as well as management of on-going real estate development, asset management, and dispositions. Prior to founding Transworld Properties, Inc., Mr. Moczulski served as Vice President of Jaymont Properties in New York from April 1987 to December 1991, where he was responsible, on a national basis, for all acquisition and disposition activities. From February 1979 to March 1987, Mr. Moczulski served as Development Manager for a number of commercial developments for Gerald D. Hines Interests. Mr. Moczulski holds a Bachelor of Science degree in Civil Engineering from the University of Cincinnati and a Master of Business Administration degree from Harvard Graduate School of Business. Mr. Moczulski has served as President of Investments and Chief Investment Officer of the Company and the General Partner since November 2000.


         Jane E. Mody, prior to joining the Company, served as Vice President of Goldman, Sachs & Co. from February 2000 to February 2001. While at Goldman, Sachs & Co., Ms. Mody worked with the real estate merchant banking division and was responsible for fund reporting for nine real estate opportunity funds. She served as Managing Director and Chief Financial Officer of Pacific Retail Trust, a private REIT, which she co-founded, from December 1993 until February 1999 when Pacific Retail Trust merged into Regency Realty, Inc., a publicly traded REIT. From February 1999 to August 1999 Ms. Mody served as a consultant to Regency Realty, Inc. Prior to co-founding Pacific Retail Trust, Ms. Mody served as Executive Vice President of Rosewood Property Company, a real estate investment company, from April 1988 to December 1993. Ms. Mody graduated from Austin College with a Bachelor of Arts degree and holds a Master of Business Administration degree in International Business from the University of Dallas. Ms. Mody has served as Executive Vice President, Capital Markets of the Company and the General Partner since February 2001.


         Jerry R. Crenshaw, Jr., prior to joining the Company, was the Controller of Carrington Laboratories, Inc., a pharmaceutical and medical device company, from 1991 until February 1994. From 1986 until 1991, Mr. Crenshaw was an audit senior in the real estate services group of Arthur Andersen LLP. Mr. Crenshaw holds a Bachelor of Business Administration degree in accounting from Baylor University and is a Certified Public Accountant. Mr. Crenshaw served as Controller from the Company's inception in 1994 to March 1997 when he became Vice President and served as Vice President, Controller until December 1998 and Vice President, Finance until September 1999. In addition, Mr. Crenshaw served as Interim Co-Chief Financial Officer of the Company and the General Partner from August 1998 until April 1999. From September 1999 to October 2002, Mr. Crenshaw served as Senior Vice President, Chief Financial Officer of the Company and the General Partner. Mr. Crenshaw has served as Executive Vice President, Chief Financial and Accounting Officer of the Company and Executive Vice President and Chief Financial Officer of the General Partner since October 2002.


         David M. Dean, prior to joining the Company, was an attorney for Burlington Northern Railroad Company from 1992 to 1994, and he served as Assistant General Counsel in 1994. At Burlington Northern, he was responsible for the majority of that company's transactional and general corporate legal work. Mr. Dean was previously engaged in the private practice of law from 1986 to 1990 with Kelly, Hart & Hallman, and from 1990 to 1992 with Jackson Walker L.L.P., where he worked primarily on acquisition, financing and venture capital transactions for Mr. Rainwater and related investor groups. Mr. Dean graduated with honors from Texas A&M University with Bachelor of Arts degrees in English and philosophy in 1983. He also holds a Juris Doctor degree and a Master of Laws degree in taxation from Southern Methodist University School of Law. Mr. Dean served as Senior Vice President, Law, and Secretary from the time he joined the Company in August 1994 to September 1999 when he became Senior Vice President, Law and Administration and Secretary, a position which he held until January 2001. Since January 2001, Mr. Dean has served as Executive Vice President, Law and Administration and Secretary of the Company and the General Partner.


         Jane B. Page, prior to joining the Company, was employed by Metropolitan Life Real Estate Investments from July 1984 to January 1998, holding positions of director of corporate property management and regional asset manager of Metropolitan's institutional portfolio in Houston, Austin and New Orleans. Ms. Page's 14-year tenure at Metropolitan also included membership on Metropolitan's Investment Committee, which reviewed and approved all significant transactions on a national basis. Ms. Page serves on the Boards of the Greater Houston Partnership, Central Houston, Inc. and the Downtown Houston Management District. Ms. Page graduated with a Bachelor of Arts degree from Point Loma College in San Diego and with a Master of Business Administration degree from the University of San Francisco. She also holds Certified Commercial Investments Manager and Certified Property Manager designations. Ms. Page served as Director of Asset Management, Houston Region from the time she joined the Company in January 1998 to December 1998, when she became Vice President, Houston Region Asset Management and served in that capacity until September 1999 when she became Vice President, Asset Management, Houston Region. Since May 2000, Ms. Page has served as Senior Vice President, Asset Management and Leasing, Houston Region.


    John L. Zogg, Jr. served as Vice President of the commercial real estate group of Rosewood Property Company, responsible for marketing and leasing office space in the Dallas and Denver areas, from January 1989 to May 1994. For three years prior to joining Rosewood Property Company, Mr. Zogg worked as Marketing Manager of Gerald D. Hines Interests, where he was responsible for office leasing in the Dallas metropolitan area from June 1985 to January 1988. He graduated from the University of Texas at Austin with a Bachelor of Arts degree in economics and holds a Master of Business Administration degree from the University of Dallas. Mr. Zogg joined the Company as a Vice President in May 1994 and served as Vice President, Leasing and Marketing, from June

1997 to September 1999 when he became Vice President, Leasing/Marketing, Southwest Region. Since May 2000, Mr. Zogg has served as Senior Vice President, Asset Management and Leasing, Dallas Region.


         Christopher T. Porter, prior to joining the Company, held the office of Senior Vice President, Investor Relations, for Associates First Capital Corporation, a leading financial services firm, from January 1999 through October 1999. Prior to 1999, Mr. Porter served as Vice President and Assistant Treasurer in banking relations and cash management at Associates First Capital Corporation from November 1991 through January 1999. Mr. Porter received a Bachelor of Science degree in economics from the University of Texas at Austin and a Master of Business Administration degree in finance from the University of North Texas and is a certified cash manager. Mr. Porter has served as Vice President and Treasurer of the Company and the General Partner since December 1999.


TRUST MANAGER COMPENSATION

         For service from January 1, 2002 to September 30, 2002, each trust manager who is not also an officer of the Company ("Outside Trust Manager") received $22,500, which is the pro rata portion of an annual fee of $30,000 (payable in cash or, at the election of the trust manager, in Common Shares in an amount determined by dividing the fees otherwise payable by 90% of the fair market value of the Common Shares). In addition, from January 1, 2002 to September 30, 2002, each Outside Trust Manager received a meeting fee of $1,000 for each Board of Trust Managers or committee meeting attended in person, a fee of $1,000 for participation in each telephonic meeting of the Board of Trust Managers and a fee of $500 for participation in each telephonic committee meeting. For service from October 1, 2002 to December 31, 2002, each Outside Trust Manager received $10,000, which is the pro rata portion of an annual fee of $40,000 (payable in cash or, at the election of the trust manager, in Common Shares in an amount determined by dividing the fees otherwise payable by 90% of the fair market value of the Common Shares). In addition, from October 1, 2002 to December 31, 2002, each Outside Trust Manager received a meeting fee of $1,500 for each Board of Trust Managers meeting attended in person or by telephone, a fee of $2,000 for the Audit Committee Chairman's participation in each Audit Committee meeting attended in person or by telephone, a fee of $1,500 for each Audit Committee member's participation in each Audit Committee meeting attended in person or by telephone, a fee of $1,500 for all other committee chairmen's participation in each committee meeting attended in person or by telephone, and a fee of $1,000 for all other committee members' participation in each committee meeting attended in person or by telephone.

         On October 14, 2002, the Board awarded to Messrs. Quinn and Sherman, then members of the Intercompany Evaluation Committee, additional one-time compensation for substantial time and considerable efforts devoted to understanding, analyzing and reporting to the Board on the various transactions and relationships between the Company and Crescent Operating, Inc. ("COPI"). The Board awarded Mr. Quinn $45,000 for his services as Chairman of the Intercompany Evaluation Committee and Mr. Sherman $40,000 for his services as a member of the committee. In addition, on October 29, 2002, the Board awarded to Messrs. Rowsey and Frank, then members of the Executive Compensation Committee, additional one-time compensation for substantial time and considerable efforts devoted to negotiations regarding executive officer compensation during 2002 and to understanding, analyzing and reporting to the Board on the provisions of the recently enacted Sarbanes-Oxley Act of 2002. The Board awarded Mr. Rowsey $40,000 for his services as Chairman of the Executive Compensation Committee and Mr. Frank $20,000 for his services as a member of the committee. Trust managers who are also officers receive no separate compensation for their service as trust managers.

COMMITTEES OF THE BOARD OF TRUST MANAGERS

         Audit Committee. From January 1, 2002 to October 14, 2002, the Audit Committee consisted of Anthony M. Frank, Chairman, William F. Quinn and Paul E. Rowsey, III. On October 14, 2002, Mr. Rowsey resigned from the Audit Committee and was replaced by David M. Sherman, who served on the committee until his resignation from the Board on February 14, 2003. On April 28, 2003, the Board elected Robert W. Stallings to the committee. The Audit Committee currently consists of Mr. Frank, Chairman, and Messrs. Quinn and Stallings. The Audit Committee, which held twelve meetings in 2002, has sole discretion concerning the engagement of independent auditors, reviews with the independent auditors the plans and results of the audit engagement, approves or pre-approves professional services that the independent auditors provide, reviews the independence of the independent auditors, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Board of Trust Managers has determined that all current members of the Audit Committee are "independent" as that term is defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards.

         Executive Compensation Committee. The Executive Compensation Committee consists of Paul E. Rowsey, III, Chairman, Anthony M. Frank and Terry N. Worrell. The Executive Compensation Committee, which held one meeting in 2002, determines compensation for the Company's executive officers and administers the stock incentive and other compensation plans that the Company adopts.


         Governance Committee. The Governance Committee, formed on October 14, 2002, consists of Robert W. Stallings, Chairman, Paul E. Rowsey, III, and Terry
N. Worrell. The Governance Committee nominates persons to serve as members of the Board of Trust Managers. The Governance Committee will consider nominees that management, shareholders and others recommend, and these recommendations may be delivered in writing to the attention of the Governance Committee in care of the Company Secretary at the Company's principal executive offices. See "Shareholder Proposals for the Company's 2004 Annual Meeting of Shareholders" below for a description of the procedures by which shareholders may nominate candidates for trust manager. In addition, the Governance Committee develops and recommends to the Board corporate governance policies and procedures applicable to the Company, particularly as such policies and procedures may be required by federal and state securities laws, the New York Stock Exchange or any other applicable regulatory requirements. The Governance Committee did not hold any meetings in 2002.


         Intercompany Evaluation Committee. Prior to February 14, 2003, the Intercompany Evaluation Committee consisted of William F. Quinn and David M. Sherman. From and after Mr. Sherman's resignation from the Board on February 14, 2003, the Intercompany Evaluation Committee consists of William F. Quinn, Chairman. The Board of Trust Managers appointed the Intercompany Evaluation Committee to review, confirm and ratify, in the Company's capacity as sole stockholder of the General Partner, all determinations and acts of the Operating Partnership and the General Partner relating to the Intercompany Agreement between the Operating Partnership and COPI, dated June 3, 1997 (the "Intercompany Agreement"), and any other transactions with COPI or its affiliates that the General Partner may present to the committee from time to time. The Intercompany Agreement was terminated on February 14, 2002 pursuant to an agreement between the Company and COPI. The Intercompany Evaluation Committee continues to perform its functions with respect to any transactions with COPI or its affiliates that the General Partner presents to the committee. The Intercompany Evaluation Committee held three meetings in 2002.


         During the last fiscal year, the Board of Trust Managers held ten meetings, and no trust manager attended fewer than 75% of the aggregate of all meetings of the Board of Trust Managers and the committees, if any, upon which such trust manager served and which were held during the period of time that such person served on the Board of Trust Managers or such committee.




                                PROPOSAL NUMBER 2
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         On June 24, 2002, the Audit Committee of the Board of Trust Managers of the Company terminated the engagement of Arthur Andersen LLP as the Company's independent auditors, and engaged Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ended December 31, 2002.

         Arthur Andersen LLP's reports on the Company's Consolidated Financial Statements for each of the fiscal years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2001 and December 31, 2000, and through the date of termination of the engagement of Arthur Andersen LLP as the Company's independent auditors, there were no disagreements with

Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP's satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter in connection with its report on the Company's Consolidated Financial Statements for such years. There were no reportable events as defined in Item 304 (a) (1) (v) of Regulation S-K.

         During the fiscal years ended December 31, 2001 and December 31, 2000, and through the date of termination of the engagement of Arthur Andersen LLP as the Company's independent auditors, the Company did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's Consolidated Financial Statements, or any other matters or reportable events as set forth in Items 304 (a) (2) (i) or (ii) of Regulation S-K.

         A copy of Arthur Andersen LLP's letter dated June 25, 2002, stating that it has found no basis for disagreement with these statements, was filed as an exhibit to the Company's current report on Form 8-K filed with the Commission on June 26, 2002.

         The Audit Committee of the Board of Trust Managers of the Company believes that the Company should continue its relationship with Ernst & Young LLP and has appointed Ernst & Young LLP to continue as the Company's independent auditors for the fiscal year ending December 31, 2003. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the votes cast on the matter by shareholders present or represented by proxy at the Meeting and entitled to vote on the matter, then the Audit Committee of the Board of Trust Managers of the Company will reconsider its appointment of independent auditors. In this case, the Audit Committee, in its discretion, may continue the Company's relationship with Ernst & Young LLP. In addition, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee believes that such an appointment would be in the best interests of the Company's shareholders.

         A representative of Ernst & Young LLP is expected to be present at the Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

Fiscal 2002 Audit Firm Fee Summary. During fiscal year 2002, the Company retained Arthur Andersen LLP and Ernst & Young LLP to provide services in the following categories and amounts:

                                               Arthur Andersen   Ernst & Young
                                                    LLP             LLP
                                               --------------   --------------
Audit Fees                                     $       17,000   $      868,000
Financial Information Systems Design and
Implementation Fees                            $            0   $       75,000(1)
All Other Fees:
     Audit-Related Fees(2)                     $      273,611   $      424,000
     Other Fees(2)                             $            0   $      341,000
                                               --------------   --------------
     Total Fees                                $      290,611   $    1,708,000

----------

     (1) Ernst & Young LLP performed such services prior to being engaged as the Company's Independent Auditors

     (2) Audit-related fees include operating expense audits required by lease agreements, audits required by partnership and note agreements, audit fees for a significant unconsolidated subsidiary of the Company, accounting consultation, and acquisition due diligence. Other fees include tax consultation and tax federal and state compliance.

         The Audit Committee of the Board of Trust Managers has considered those services provided by Ernst & Young LLP for the Company not provided in conjunction with the audit and review of its financial statements and has determined that such services are compatible with maintaining the independence of Ernst & Young LLP.


         THE BOARD OF TRUST MANAGERS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2003.

                                PROPOSAL NUMBER 3
                             PROPOSAL BY SHAREHOLDER


SHAREHOLDER PROPOSAL BY SEIU

         THE FOLLOWING PROPOSAL HAS BEEN SUBMITTED BY SERVICE EMPLOYEES INTERNATIONAL UNION ("SEIU"), 1313 L STREET, N.W., WASHINGTON, D.C. 20005 IN THE FORM IN WHICH IT WAS SUBMITTED TO THE COMPANY. SEIU IS THE OWNER OF 147 SHARES OF THE COMPANY.

         RESOLVED: That the shareholders of Crescent Real Estate Equities Company ("Crescent" or the "Company") urge the Board of Trust Managers take the necessary steps to declassify the Board of Trust Managers for the purpose of Trust Manager elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of Trust Managers previously elected.

         SHAREHOLDER SUPPORTING STATEMENT BY SEIU

         We believe the election of Trust Managers is the most powerful way that shareholders influence the strategic direction of our company. Currently the Board of Trust Managers of Crescent is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Trust Managers is not in the best interests of Crescent and its shareholders. The elimination of the staggered board would require each Trust Manager to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each Trust Manager individually. Concerns that the annual election of Trust Managers would leave Crescent without experienced board members in the event that all incumbents are voted out are unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent Trust Managers' contributions were not valued.

         A classified board of Trust Managers' protects the incumbency of the Board of Trust Managers and current management, which in turn limits accountability to stockholders. It is our belief Crescent's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. While Crescent's current performance is good, we believe sound corporate governance practices, such as the annual election of Trust Managers, will impose the level of management accountability necessary to help insure that a good performance record continues over the long term.

         Classified boards like ours have become increasingly unpopular in recent years. Last year a majority of shareholders supported proposals asking their boards to repeal classified board structures at a number of respected companies, including Kroger, Merck, Airborne, Sears, Reebok International, PacifiCare, Morgan Stanley, Hasbro, Boeing and Bausch & Lomb.

         For a greater voice in the governance of Crescent and annual Trust Managers accountability we ask shareholder to vote YES on this proposal.


OPPOSITION STATEMENT BY CRESCENT REAL ESTATE EQUITIES COMPANY


         The Company's current system for electing trust managers by classes was approved by the shareholders in 1994 and has been in place since prior to the Company's initial public offering. Under this system, the Board of Trust Managers is divided into three classes, each constituting approximately one-third of the total number of trust managers.


         With the classified Board, the likelihood of continuity and stability in the Board's business strategies and policies is enhanced since, generally, approximately two-thirds of the trust managers at all times will have had prior experience and familiarity with the business and affairs of the Company. This experience and familiarity contributes to more effective long-range strategic planning and a focus on long-term performance.


         The classified Board is intended to encourage persons who may seek to acquire control of the Company to initiate such action through negotiations with the Board. If a potential acquiror does not negotiate with the Company, the existence of the classified Board means that at least two meetings of shareholders would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of trust managers would provide the Board with an adequate opportunity to fulfill its duties to the Company's shareholders to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareholders. The Board believes that a classified Board enhances the ability to negotiate favorable terms with the proponent of an unfriendly or unsolicited proposal, but that it does not preclude takeover offers.


         The Board believes that trust managers elected to a classified Board are no less accountable to shareholders than they would be if all trust managers were elected annually. The same standards of performance and fiduciary duties apply to all trust managers regardless of their term of service. The Board addresses many important issues during the year and is confident that its attention to these issues is in no way affected by the timing of elections.


         Adoption of this proposal would not automatically eliminate the classified Board. Further action by the shareholders would be required to amend the Declaration of Trust and Amended and Restated Bylaws, as amended. Under these documents, the approval of two-thirds of the outstanding Common Shares would be required for approval of any amendment. Under Texas law, an amendment to the Declaration of Trust requires a recommendation from the Board of Trust Managers prior to submission to shareholders. While the Board would consider such an amendment, it remains subject to its fiduciary duty to act in a manner it believes to be in the best interest of the Company and its shareholders generally.


         THEREFORE, YOUR BOARD OF TRUST MANAGERS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

         The following table sets forth the beneficial ownership of Common Shares for (i) each shareholder of the Company who beneficially owns more than 5% of the Common Shares, (ii) each trust manager, nominee for trust manager and Named Executive Officer (as defined below) of the Company or the General Partner, and (iii) the trust managers and executive officers of the Company and the General Partner as a group. Unless otherwise indicated in the footnotes, the listed beneficial owner directly owns all Common Shares.

                            BENEFICIAL OWNERSHIP (1)

                                                                NUMBER OF             PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(2)                     COMMON SHARES (3)      COMMON SHARES (7)
----------------------------------------------------      ---------------------    ------------------
                                                                (4)(5)(6)
Richard E. Rainwater ...................                     16,129,708(8)                  14.6%
John C. Goff ...........................                      4,590,349(9)                   4.5%
Dennis H. Alberts ......................                        425,000                        *
Anthony M. Frank .......................                         89,200                        *
William F. Quinn .......................                         98,886                        *
Paul E. Rowsey, III ....................                         77,170                        *
Robert W. Stallings ....................                         60,100(10)                    *
Terry N. Worrell .......................                          2,800                        *
Kenneth S. Moczulski ...................                        140,200(11)                    *
Jane E. Mody ...........................                         81,532(12)                    *
Jerry R. Crenshaw, Jr. .................                        338,097                        *
Barrow, Hanley, Mewhinney & Strauss ....                      8,550,900(13)                  8.6%
   One McKinney Plaza
   3232 McKinney Avenue, 15th Floor
   Dallas, Texas 75204-2429
Cohen & Steers Capital Management, Inc. ............         11,616,325(14)                 11.7%
   757 Third Avenue
   New York, New York 10017
Stichting Pensioenfonds ABP ........................          6,469,000(15)                  6.5%
   Oude Lindestraat 70
   Postbus 2889
   The Netherlands
SPO Advisory Partners, L.P. and Related Parties ....                  +                        +
   591 Redwood Highway
   Suite 3215
   Mill Valley, California 94941(16)
Trust Managers and Executive Officers as a
Group (15 persons) .................................         22,757,627(8)(9)               21.1%
                                                                (10)(11)(12)(13)

----------

     *    Less than 1%

     +    See Footnote (17) below.

    (1) All information is as of April 17, 2003, the Record Date, unless otherwise indicated. The number of Common Shares beneficially owned is reported on the basis of regulations of the Securities and Exchange Commission (the "Commission") governing the determination of beneficial ownership of securities. Accordingly, the number of Common Shares a person beneficially owns includes (i) the number of Common Shares that such person has the right to acquire within 60 days of the Record Date upon the exercise of options ("Options") granted pursuant to the 1994 Crescent Real Estate Equities, Inc. Stock Incentive Plan (the "1994 Plan") or the 1995 Crescent Real Estate Equities, Inc. Stock Incentive Plan (the "1995 Plan"), (ii) the number of Common Shares that may be issued within 60 days of the Record Date upon exchange of partnership units of the Operating Partnership ("Units") that such person owns for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange), and (iii) the number of Common Shares that may be issued within 60 days of the Record Date upon exercise of options (the "Plan Unit Options") granted under the 1996 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan (the "Unit Plan"), as amended, to purchase Units and the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange). In addition, the number of Common Shares a person beneficially owns is deemed to include the number of Common Shares issuable upon exchange of the Series A Convertible Cumulative Preferred Shares (the "Series A Preferred Shares"), each of which is currently convertible into .6119 Common Shares. As of the Record Date, none of the persons listed in the Beneficial Ownership table, other than Cohen & Steers Capital Management, Inc., and no executive officer not listed in the table, beneficially owned any Series A Preferred Shares.

     (2) Unless otherwise indicated, the address of each beneficial owner is 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

     (3) The number of Common Shares the following persons beneficially own includes the number of Common Shares indicated due to the vesting of unexercised Options, as follows: John C. Goff -- 200,000; Dennis H. Alberts -- 280,000; Anthony M. Frank -- 56,000; William F. Quinn -- 82,200; Paul E. Rowsey, III -- 64,400, Robert W. Stallings -- 2,800; Terry N. Worrell -- 2,800; Kenneth S. Moczulski -- 140,000; Jane E. Mody -- 72,000; Jerry R. Crenshaw, Jr. -- 205,800; and Trust Managers and Executive Officers as a Group -- 1,490,750.

     (4) The number of Common Shares the following persons beneficially own includes the number of Common Shares owned indirectly through participation in the General Partner's 401(k) Plan as of March 31, 2003, as follows: John C. Goff -- 8,814; Jerry R. Crenshaw, Jr. -- 5,439, and Trust Managers and Executive Officers as a Group -- 24,100.

     (5) The number of Common Shares the following persons beneficially own includes the number of Common Shares that may be issued upon exchange of Units that such person owns, as follows: Richard E. Rainwater -- 11,450,406; John C. Goff -- 1,812,970; and Trust Managers and Executive Officers as a Group -- 13,263,376.

     (6) The number of Common Shares the following persons beneficially own includes the number of Common Shares owned through participation in the General Partner's Employee Stock Purchase Plan as of March 31, 2003, as follows: John C. Goff -- 2,415; and Trust Managers and Executive Officers as a Group -- 2,518.

     (7) The percentage of Common Shares that a person listed in the Beneficial Ownership table beneficially owns assumes that (i) as to that person, all Units are exchanged for Common Shares, all Series A Preferred Shares are exchanged for Common Shares, all Options exercisable within 60 days of the Record Date are exercised and all Plan Unit Options exercisable within 60 days of the Record Date are exercised and the Units so acquired are subsequently exchanged for Common Shares, and
          (ii) as to all other persons, no Units are exchanged for Common Shares, no Series A Preferred Shares are exchanged for Common Shares, and no Options or Plan Unit Options are exercised.

     (8) The number of Common Shares that Mr. Rainwater beneficially owns includes 743,920 Common Shares and 519,906 Common Shares that may be issued upon exchange of Units that Darla Moore, Mr. Rainwater's spouse, owns. Mr. Rainwater disclaims beneficial ownership of these Common Shares. In addition, the number of Common Shares that Mr. Rainwater beneficially owns includes 2,943,744 Common Shares and 6,320,468 Common Shares that may be issued upon exchange of Units that Mr. Rainwater owns indirectly, including (i) 12,346 Common Shares and 49,506 Common Shares that may be issued upon exchange of Units owned by Rainwater, Inc., a Texas corporation, of which Mr. Rainwater is a director and the sole owner, (ii) 6,270,962 Common Shares that may be issued upon exchange of Units owned by Office Towers LLC, a Nevada limited liability company, of which Mr. Rainwater and Rainwater, Inc. own an aggregate 100% interest, and (iii) 2,931,398 Common Shares owned by the Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1, of which Mr. Rainwater is the settlor and has the power to remove the trustee and designate a successor, including himself.

     (9)  The number of Common Shares that Mr. Goff beneficially owns includes
          (i) 152,560 Common Shares that may be issued upon exchange of Units that Goff Family, L.P., a Delaware limited partnership, owns, (ii) 1,185,716 Common Shares that may be issued upon exchange of Units due to the vesting of Plan Unit Options and (iii) 300,000 shares of restricted stock, which will vest (i.e., the restrictions will lapse) one-third on February 19, 2005, one-third on February 19, 2006 and one-third on February 19, 2007. Mr. Goff disclaims beneficial ownership of the Common Shares that may be issued upon exchange of Units that Goff Family, L.P. owns in excess of his pecuniary interest in such Units. Mr. Goff has sole voting power with respect to the shares of restricted stock.

     (10) The number of Common Shares that Mr. Stallings owns includes 13,500 Common Shares in an IRA account which is owned by Linda E. Stallings, Mr. Stallings' spouse. Mr. Stallings disclaims beneficial ownership of such Common Shares.

     (11) The number of Common Shares that Mr. Moczulski beneficially owns includes 200 Common Shares that are owned by The Kenneth and Cara Moczulski Living Trust, of which Mr. Moczulski and his spouse Cara A. Moczulski are co-settlors, co-beneficiaries and co-trustees. Mr. Moczulski disclaims beneficial ownership of all shares held by the Trust in excess of his pecuniary interest in the Trust.

     (12) The number of Common Shares that Ms. Mody beneficially owns includes 9,532 Common Shares owned by the Mody Family Living Trust, of which Ms. Mody and her spouse Haji Mody are the trustees and beneficiaries.

     (13) Barrow, Hanley, Mewhinney & Strauss ("Barrow") filed a Schedule 13G ("Barrow Schedule 13G"), as of February 8, 2003, reporting that Barrow beneficially owns 8,550,900 Common Shares. Barrow holds 4,644,100 of the 8,550,900 Common Shares for the benefit of its general account and has sole voting power as to such Common Shares. Barrow holds 8,550,900 of the 8,550,900 Common Shares for the benefit of its general account and has sole dispositive power as to such shares. All information presented above relating to Barrow is based solely on the Barrow
          Schedule 13G.

     (14) Cohen & Steers Capital Management, Inc. ("Cohen & Steers") filed a 13G/A ("Cohen & Steers Schedule 13G/A") as of February 14, 2003 reporting that Cohen & Steers beneficially owns 11,616,325 Common Shares. Cohen & Steers holds 10,554,025 of the 11,616,325 Common Shares for the benefit of its general account and has sole voting power as to such Common Shares. Cohen & Steers holds 11,616,325 Common Shares of the 11,616,325 Common Shares for the benefit of its general account and has sole dispositive power as to such Common Shares. All information presented above relating to Cohen & Steers is based solely on the Cohen & Steers Schedule 13G/A. Cohen & Steers has advised the Company that, as of April 22, 2003, Cohen & Steers also held 2,860,000 Series A Preferred Shares.

     (15) Stichting Pensioenfonds ABP ("Stichting") filed a Schedule 13D ("Stichting Schedule 13D") as of December 19, 2002 reporting that it beneficially owns 6,469,000 Common Shares. Stichting holds 6,469,000 of the 6,469,000 Common Shares for the benefit of its account and has sole voting and dispositive power as to such Common Shares. All information presented above relating to Stichting is based solely on the Stichting Schedule 13D.


     (16) SPO Advisory Partners, L.P., Cranberry Lake Partners, L.P., D.L. & W. Inc. Profit Sharing Retirement Plan, Jane Y. Liou, John H. Scully, SPO Partners II, L.P., Michael B. Yuen, Netcong Newton Partners, Oberndorf Foundation, Phoebe Snow Foundation, Inc., San Francisco Partners II, L.P., SPO Advisory Corp., SF Advisory Partners, L.P., William E. Oberndorf, William J. Patterson, Edward H. McDermott and David M. Kashen (collectively, the "Related Entities") jointly filed a Schedule 13D/A as of June 5, 2002. The Related Entities made the filing jointly, but described their relationships with each other without affirming the existence of a group.

     (17) The Related Entities jointly filed a Schedule 13D/A as of June 5, 2002, reporting beneficial ownership of 5,131,470 Common Shares, representing 5.2% of the Common Shares outstanding. The individual reporting persons reported ownership of the following numbers of Common Shares: Cranberry Lake Partners, L.P. -- 175,000 (over all of which Cranberry Lake Partners, L.P. has sole voting and dispositive power, exercised by its sole general partner, Mr. Scully and Irene S. Scully as Trustees for the John and Irene Scully Trust, dated May 30,
          1994); D.L. & W. Inc. Profit Sharing Retirement Plan -- 200,300 (over all of which D.L. & W. Profit Sharing Retirement Plan has sole voting and dispositive power, which is exercised through its sole trustee, Mr. Scully); Edward H. McDermott -- 400 (over all of which Mr. McDermott has sole voting and dispositive power); Jane Y. Liou --750 (over all of which Ms. Liou has sole voting and dispositive power); John H. Scully (individually and because of his positions as a controlling person of SPO Advisory Corp., Netcong Newton Partners, Cranberry Lake Partners, L.P., D.L. & W. Inc. Profit Sharing Retirement Plan and Phoebe Snow Foundation, Inc.) -- 4,150,500 (of these, Mr. Scully has (i) sole voting and dispositive power over 101,000 Common Shares, 1,000 of which are held in the John H. Scully Individual Retirement Account, a self-directed individual retirement account, and 100,000 of which are held in the John and Irene Scully Living Trust; and (ii) shared voting and dispositive power over 4,049,500 Common Shares, 2,744,300 of which are beneficially owned by Mr. Scully solely in his capacity as a controlling person of SPO Advisory Corp., 350,000 of which are beneficially owned by Mr. Scully solely in his capacity as sole general partner of Netcong Newton Partners, 175,000 of which are beneficially owned by Mr. Scully solely in his capacity as trustee for the general partner of Cranberry Lake Partners, L.P., 200,300 of which are beneficially owned by Mr. Scully solely in his capacity as controlling person of D.L. & W. Inc. Profit Sharing Retirement Plan, and 579,900 of which are beneficially owned by Mr. Scully solely in his capacity as controlling person of Phoebe Snow Foundation, Inc.); SPO Partners II, L.P. -- 2,205,400 (over all of which SPO Partners II, L.P. has sole voting and dispositive power, which is exercised through its sole general partner, SPO Advisory Partners, L.P.); Michael B. Yuen -- 2,540 (over all of which Mr. Yuen has sole voting and dispositive power); SPO Advisory Partners, L.P. (because of its position as the sole general partner of SPO Partners II, L.P.) -- 2,205,400 (over all of which SPO Advisory Partners, L.P. has sole voting and dispositive power, which is exercised through SPO Advisory Partners, L.P.'s corporate general partner, SPO Advisory Corp.); Netcong Newton Partners -- 350,000 (over all of which Netcong Newton Partners has sole voting and dispositive power, which is exercised through its sole general partner, Mr. Scully); Oberndorf Foundation -- 60,000 (over all of which Oberndorf Foundation has sole voting and dispositive power, which is exercised through its two directors, Mr. Oberndorf and Susan C. Oberndorf); Phoebe Snow Foundation, Inc. -- 579,900 (over all of which Phoebe Snow Foundation, Inc. has sole voting and dispositive power, which is exercised through its controlling person and sole director and executive officer, Mr. Scully); San Francisco Partners II, L.P. -- 538,900 (over all of which San Francisco Partners II, L.P. has sole voting and dispositive power, which is exercised through its sole general partner, SF Advisory Partners, L.P.); SPO Advisory Corp. (because of its position as general partner of each of SPO Advisory Partners, L.P. (with respect to 2,205,400 Common Shares) and SF Advisory Partners, L.P. (with respect to 538,900 Common Shares)) -- 2,744,300 (over all of which SPO Advisory Corp. has shared voting and dispositive power, which is exercised through its three controlling persons, Mr. Scully, Mr. Oberndorf and Mr. Patterson); SF Advisory Partners, L.P. (because of its position as the sole general partner of San Francisco Partners II, L.P.) -- 538,900 (over all of which SF Advisory Partners, L.P. has sole voting and dispositive power, which is exercised through its corporate general partner, SPO Advisory Corp.); William E. Oberndorf (individually and because of his positions as a controlling person of each of SPO Advisory Corp. and Oberndorf Foundation, and as sole general partner of Oberndorf Family Partners) -- 3,718,980 (of these, Mr. Oberndorf has sole voting and dispositive power over 711,880 Common Shares (692,880 of which are held in Mr. Oberndorf's Individual Retirement Accounts, which are self-directed, and 19,000 of which are owned by his children who share his household), and has shared voting and dispositive power over 3,007,100 Common Shares (2,744,300 of which are beneficially owned by Mr. Oberndorf solely in his capacity as a controlling person of SPO Advisory Corp., 60,000 of which are beneficially owned by Mr. Oberndorf solely in his capacity as a controlling person of Oberndorf Foundation, a family foundation, 130,800 of which are beneficially owned by Mr. Oberndorf solely in his capacity as sole general partner of Oberndorf Family Partners, a family partnership, and 72,000 of which are held in two trusts for the benefit of himself and his wife, Susan C. Oberndorf, for which he serves as trustee) ; William J. Patterson -- 2,746,600 (of these, Mr. Patterson has sole voting and dispositive power over 2,300 Common Shares, and has shared voting and dispositive power over 2,744,300 Common Shares, which he beneficially owns solely in his capacity as one of three controlling persons of SPO Advisory Corp.); and David M. Kashen -- 300 (over all of which Mr. Kashen has sole voting and dispositive power).

                             EXECUTIVE COMPENSATION

         The following table sets forth the annual and long-term compensation paid or awarded for the years ended December 31, 2002, 2001, and 2000, to the Company's current Chief Executive Officer and to the four other most highly compensated executive officers of the Company and the General Partner (collectively, the "Named Executive Officers"). As a result of the Company's umbrella partnership REIT structure, the General Partner, rather than the Company, compensates all employees. The Company did not grant any stock appreciation rights ("SARs") during this period.

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION
                                                                -------------------
                                                                                         OTHER
                                                                                         ANNUAL
    NAME AND PRINCIPAL POSITION        YEAR     SALARY ($)        BONUS ($)          COMPENSATION ($)
--------------------------------     --------  -------------   --------------        ----------------
John C. Goff                           2002          750,000          900,000               660,000(1)
    Chief  Executive Officer           2001          750,000          750,000
                                       2000          684,615        2,000,000               825,000(7)


Dennis H. Alberts                      2002          367,500          551,250               440,000(1)
    President and Chief                2001          366,827          353,000                    --
    Operating Officer                  2000          235,577          525,000               550,000(7)



Kenneth S. Moczulski                   2002          328,846          396,000               308,000(1)
    President of Investments           2001          300,000          270,000                    --
    and Chief Investment Officer       2000           38,077           25,000                    --


Jane E. Mody                           2002          290,000          319,000               264,000(1)
    Executive Vice President,          2001          238,692          207,000                    --
    Capital Markets                    2000               --               --                    --

Jerry R. Crenshaw, Jr.                 2002          271,779          319,000               231,000(1)
    Executive Vice President,          2001          262,019          170,000                    --
    Chief Financial and Accounting     2000          200,000          250,000               275,000(7)
    Officer




                                                LONG-TERM COMPENSATION
                                             ---------------------------
                                             AWARDS              PAYOUTS
                                             ------              -------
                                     RESTRICTED      SECURITIES                                  ALL OTHER
                                       STOCK         UNDERLYING                LTIP            COMPENSATION
NAME AND PRINCIPAL POSITION          AWARDS ($)      OPTIONS (#)              PAYOUTS              ($)
--------------------------------   --------------   --------------         --------------      --------------
John C. Goff                              300,000        3,000,000(2)(3)               --             100,915(4)(5)
    Chief  Executive Officer                   --               --                     --              55,171(6)
                                               --               --                     --               6,950(8)

Dennis H. Alberts
    President and Chief                        --        1,000,000(3)                  --             (60,037)(4)(5)
    Operating Officer                          --          700,000(9)                  --             (41,828)(6)
                                               --          300,000                     --                  --

Kenneth S. Moczulski                           --          350,000(3)                  --               3,295(4)
    President of Investments                   --               --                     --               2,520(6)
    and Chief Investment Officer               --          350,000                     --                  --


Jane E. Mody                                   --          300,000(3)                  --                  --
    Executive Vice President,                  --          180,000                     --                  --
    Capital Markets                            --               --                     --                  --

Jerry R. Crenshaw, Jr.                         --          200,000(3)                  --               4,797(4)(5)
    Executive Vice President,                  --               --                     --              16,002(6)
    Chief Financial and Accounting             --               --                     --               7,693(8)
    Officer

         ----------

     (1) Amount includes a cash allocation for dividend incentive units ("DIUs") into a separate interest-bearing account maintained by the Company for Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody and Mr. Crenshaw at December 31, 2002 ($660,000, $440,000, $308,000, $264,000,
          and $231,000, respectively). The amount of the allocation to any account is based on the number of DIUs allocated to the participant's account, multiplied by the product of (i) the amount of dividends paid by the Company (with each DIU entitled to an amount equal to the dividend per Common Share) and (ii) the performance multiples associated with the performance targets that are achieved or surpassed. The amounts will be paid to the participant on or about the fifth anniversary of the date the DIUs were granted if the participant remains an employee of the General Partner. See " -- Report of the Executive Compensation Committee" for a definition of DIUs.

     (2) Amount includes 442,858 Common Shares, which represent the number of Common Shares that may be issued following (i) exercise of Plan Unit Options on a one-for-one basis and (ii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit.

     (3) Amount includes or represents the number of Common Shares that may be issued following (i) exercise of options (the "Unit Options") granted pursuant to individual agreements to purchase Units on a one-for-one basis and, subject to shareholder approval, the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange), as follows: John C. Goff - 2,557,142; Dennis H. Alberts - 1,000,000; Kenneth S. Moczulski - 350,000; Jane E. Mody - 300,000; and Jerry R. Crenshaw, Jr. -200,000. If shareholders do not approve the grant of this exchange right to any of the named individuals, the Units acquired by that individual upon exercise of Unit Options will be exchangeable for cash in an amount equivalent to the value of the Common Shares otherwise issuable upon exchange of the Units.

     (4) Amounts include matching contributions that the General Partner made to Mr. Goff's, Mr. Albert's, Mr. - Moczulski's and Mr. Crenshaw's individual 401(k) Plan accounts in the amount of $11,000, $4,654, $3,295 and $11,000, respectively.

     (5) Amounts include dividends allocated to Mr. Goff, Mr. Alberts and Mr. Crenshaw for DIUs of $89,915, $(64,691), and $(6,203), respectively, that are treated as invested in the Company or specified public mutual funds made available to the holders by the General Partner. See Note 1 above for an additional explanation of DIUs.

     (6) Amounts include matching contributions that the General Partner made to Mr. Goff's, Mr. Albert's, Mr. Moczulski and Mr. Crenshaw's individual 401(k) Plan accounts in the amount of $7,875, $1,484, $2,520 and $6,607, respectively. Amounts also include dividends allocated Mr. Goff, Mr. Alberts and Mr. Crenshaw for DIUs of $47,296,

          $(43,312) and $9,395, respectively, that are treated as invested in the Company or specified public mutual funds made available to the holders by the General Partner. See Note 1 below for an additional explanation of DIUs.

     (7) This amount includes a cash allocation for DIUs into a separate interest-bearing account maintained by the Company for Mr. Goff, Mr. Alberts and Mr. Crenshaw at December 31, 2000 ($825,000, $550,000 and $275,000 respectively). The amount of the allocation to any account is based on the number of DIUs allocated to the participant's account, the amount of dividends paid by the Company (with each DIU entitled to an amount equal to the dividend per Common Share) and the performance multiples associated with the performance targets that are achieved or surpassed. The amounts will be paid to the participant on or about the fifth anniversary of the date the DIUs were granted if the participant remains an employee of the General Partner. See " -- Report of the Executive Compensation Committee" for a definition of DIUs.

     (8) Amounts represent matching contributions that the General Partner made to Mr. Goff's, and Mr. Crenshaw's individual 401(k) Plan accounts in the amount of $5,250, and $5,993, respectively, and dividends allocated for DIUs of $1,700, and $1,700 respectively, that are treated as invested in the Company or specified public mutual funds made available to the holders by the General Partner. See Note 1 above for an additional explanation of DIUs.

     (9) Amount represents the number of Common Shares that may be issued following (i) exercise of 150,000 Unit Options for 150,000 Units, and
          (ii) subject to shareholder approval the subsequent exchange of such Units for 300,000 Common Shares. If shareholders do not approve the grant of this exchange right, the Units acquired upon exercise of those Unit Options will be exchangeable for cash in an amount equivalent to the value of 300,000 Common Shares otherwise issuable upon exchange of the Units.




         The following table provides certain information regarding Options granted to the Named Executive Officers for the year ended December 31, 2002. The Company did not grant any SARs during this period.


               OPTION GRANTS FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                 INDIVIDUAL GRANTS
                                     ------------------------------------------------------------------
                                                                                                                POTENTIAL
                                                                                                           REALIZABLE VALUE AT
                                                                                                              ASSUMED ANNUAL
                                      NUMBER OF             % OF TOTAL                                        RATES OF STOCK
                                      SECURITIES              OPTIONS                                     PRICE APPRECIATION FOR
                                      UNDERLYING             GRANTED TO        EXERCISE                     OPTION TERM ($)(1)
                                       OPTIONS              EMPLOYEES IN       OF BASE       EXPIRATION   -----------------------
                NAME                  GRANTED (#)            FISCAL YEAR     PRICE ($/SH.)      DATE          5%           10%
----------------------------------   --------------         --------------   -------------   ----------   ----------   ----------
                                                                                                              (IN THOUSANDS)
           John C. Goff ..........        3,000,000(2)(3)            46.04           17.51     Feb 2012       33,035       83,719
           Dennis H. Alberts .....        1,000,000(3)               15.35           17.51     Feb 2012       11,012       27,906
           Kenneth S. Moczulski ..          350,000(3)                5.37           17.51     Feb 2012        3,854        9,767
           Jane E. Mody ..........          300,000(3)                4.60           17.51     Feb 2012        3,304        8,372
           Jerry R. Crenshaw, Jr..          200,000(3)                3.07           17.51     Feb 2012        2,203        5,581

----------

     (1) Potential Realizable Value is the value of the granted Options, based on the assumed annual growth rates of the share price shown during their 10-year Option term. For example, a 5% growth rate, compounded annually, for Mr. Goff's grant results in a share price of $28.52 per share, and a 10% growth rate, compounded annually, results in a share price of $45.42 per share. These potential realizable values are listed to comply with the regulations of the Commission, and the Company cannot predict whether these values will be achieved. Actual gains, if any, on Option exercises are dependent on the future performance of the Common Shares.

     (2) Amount includes 442,858 Common Shares, which represent the number of Common Shares that may be issued following (i) exercise of Plan Unit Options on a one-for-one basis and (ii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit. Such Plan Unit Options vested 100% on February 19, 2003.

     (3) Amount includes the number of Common Shares that may be issued following (i) exercise of options (the "Unit Options") granted pursuant to individual agreements to purchase Units on a one-for-one basis and, subject to shareholder approval, the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange), as follows: John C. Goff - 2,557,142; Dennis H. Alberts - 1,000,000; Kenneth S. Moczulski - 350,000, Jane E. Mody - 300,000 and Jerry R. Crenshaw, Jr. - 200,000. If shareholders do not approve the grant of this exchange right to any of the named individuals, the Units acquired by that individual upon exercise of Unit Options will be exchangeable for cash in an amount equivalent to the value of the Common Shares otherwise issuable upon exchange of the Units. For Mr. Goff, 157,142 of his Unit Options vested on February 19, 2003 and the remaining 2,400,000 of such Unit Options vest in equal one-fourth installments on each of February 19, 2004, 2005, 2006 and 2007. For each other named individual, the Unit Options vest in equal one-fifth installments on each of February 19, 2003, 2004, 2005, 2006 and 2007.

         The following table provides information about Options that the Named Executive Officers exercised during the year ended December 31, 2002 and Options that each of them held at December 31, 2002. The Company did not grant any SARs during this period.

                     AGGREGATED OPTION EXERCISES DURING 2002
                     AND OPTION VALUES AT DECEMBER 31, 2002

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                                      OPTIONS AT                   IN-THE-MONEY OPTIONS
                                                                   FISCAL YEAR END (#)            AT FISCAL YEAR END ($)(1)
                                                             ------------------------------     ----------------------------
                               SHARES
                             ACQUIRED ON       VALUE
       NAME                  EXERCISE(#)     REALIZED($)     EXERCISABLE      UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
--------------------------   ------------   --------------   -----------      -------------     -----------   --------------
                                                                                                      (IN THOUSANDS)
John C. Goff .............             --               --      942,858(2)        3,514,286(3)(4)       248              248
Dennis H. Alberts ........             --               --      200,000           1,740,000(4)           --               --
Kenneth S. Moczulski .....             --               --      140,000             560,000(4)           --               --
Jane E. Mody .............             --               --       36,000             444,000(4)           --               --
Jerry R. Crenshaw, Jr ....        113,600          156,770      199,800             341,000(4)           49               91

---------


(1) Market value of securities underlying in-the-money Options is based on the closing price of the Common Shares on December 31, 2002 (the last trading day of the fiscal year) on the New York Stock Exchange of $16.64, minus the exercise price.

(2) The number of securities underlying exercisable but unexercised Options includes 742,858 Common Shares that may be issued following (i) vesting of Plan Unit Options, (ii) exercise of Plan Unit Options for Units on a one-for-one basis, and (iii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit.

(3) The number of securities underlying unexercisable and unexercised options includes 757,144 Common Shares that may be issued following (i) vesting of Plan Unit Options, (ii) exercise of Plan Unit Options for Units on a one-for-one basis, and (iii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit.

(4) The number of securities underlying unexercisable and unexercised options for Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody, and Mr. Crenshaw includes 2,557,142, 1,000,000, 350,000, 300,000 and 200,000
         Common Shares, respectively, that may be issued following (i) vesting of Options (the "Unit Options") granted pursuant to individual agreements to purchase Units on a one-for-one basis, (ii) exercise of Unit Options for Units on a one-for-one basis, and (iii) subject to shareholder approval, the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange). If shareholders do not approve the grant of this exchange right to any of the named individuals, the Units acquired by that individual upon exercise of Unit Options will be exchangeable for cash in an amount equivalent to the value of the Common Shares otherwise issuable upon exchange of the Units.


EMPLOYMENT AGREEMENT


         As part of the transactions in connection with formation of the Company, the Operating Partnership assumed an employment agreement between Rainwater, Inc. and John C. Goff. The Operating Partnership takes action through the General Partner. Mr. Goff serves as the sole member of the board of directors of the General Partner. On February 19, 2002, the Company, the Operating Partnership and Mr. Goff entered into a new employment agreement, which will terminate on February 19, 2007, pursuant to which Mr. Goff is entitled to an annual salary of $900,000 for 2003 and a bonus as determined in the discretion of the Compensation Committee of the General Partner. In addition, pursuant to the employment agreement, Mr. Goff was provided the right to earn (i) 300,000 shares of restricted stock, one-third of which will be earned on each of February 19, 2004, 2005 and 2006 and (ii) 1,500,000 Unit Options, one-fifth of which will be earned on each of February 19, 2003 through 2006. The Units underlying such Unit Options are exchangeable into two Common Shares of the Company upon the satisfaction of certain conditions, including shareholder approval of the exchange right.


         The salary under the employment agreement, which is not subject to a cap, may be increased at the discretion of the Operating Partnership or, upon the Operating Partnership's request, the Executive Compensation Committee of the Company may review and ratify all such increases in salary. The Operating Partnership similarly determines any bonus to be paid under the employment agreement, unless it requests the Executive Compensation Committee to review and ratify all such bonuses granted to Mr. Goff.

AGREEMENTS NOT TO COMPETE


         The Company and the Operating Partnership are dependent on the services of Richard E. Rainwater and John C. Goff. Mr. Rainwater serves as Chairman of the Board of Trust Managers but has no employment agreement with the Company and, therefore, is not obligated to remain with the Company for any specified term. In connection with the initial public offering of the Common Shares in May 1994, each of Messrs. Rainwater and Goff entered into a Noncompetition Agreement with the Company that restricts him from engaging in certain real estate-related activities during specified periods of time.


         The restrictions that Mr. Rainwater's Noncompetition Agreement imposes will terminate one year after the later to occur of (i) the date on which Mr. Rainwater ceases to serve as a trust manager of the Company, and (ii) the date on which Mr. Rainwater's beneficial ownership of the Company (including Common Shares and Units) first represents less than a 2.5% ownership interest in the Company. The restrictions that Mr. Goff's Noncompetition Agreement imposes will terminate one year after Mr. Goff first ceases to be a trust manager or an executive officer of the Company. The Noncompetition Agreements do not, among other things, prohibit Messrs. Rainwater and Goff from engaging in certain activities in which they were engaged at the time of formation of the Company in 1994 or from making certain passive real estate investments.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires the Company's officers, trust managers and persons who own more than 10% of the Common Shares or the Preferred Shares to file reports of ownership on Form 3 and changes in ownership on Forms 4 and 5 with the Commission and the New York Stock Exchange. The Commission rules also require such officers, trust managers and 10% holders to furnish the Company with copies of all Section 16(a) forms that they file.

         Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, trust managers and 10% shareholders were complied with for the fiscal year ended December 31, 2002, except that (i) Mr. Stallings filed one Statement of Changes of Beneficial Ownership of Securities on Form 4 ("Form 4") on an untimely basis reporting the acquisition of Common Shares; (ii) each of Mr. Goff, Mr. Alberts, Mr. Moczulski and Mr. Zogg filed a Form 4 on an untimely basis reporting a transaction in which Common Shares were acquired and immediately contributed to Crescent Scholarship Foundation (the "Scholarship Foundation"); (iii) Mr. Quinn and Mr. Rowsey each filed a Form 4 on an untimely basis reporting a transaction in which Common Shares were acquired as Company trust manager fees in lieu of cash; (iv) Mr. Crenshaw filed an Annual Statement of Beneficial Ownership of Securities on Form 5 ("Form 5") on an untimely basis reporting the disposition of Common Shares that were contributed to the Scholarship Foundation; and (v) Ms. Mody filed an amendment to a Form 5 on an untimely basis reporting the disposition of Common Shares that were contributed to the Scholarship Foundation.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Report of the Audit Committee, the Report of the Executive Compensation Committee and the Performance Graph, each of which appears below, shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company incorporates it by specific reference into any such filings.


                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee is composed of Messrs. Frank (Chairman), Quinn and Stallings. A majority of the full Board of Trust Managers selects members of the Audit Committee.

         Termination of Engagement with Arthur Andersen LLP; Engagement of Ernst & Young LLP. During 2002, the Audit Committee determined that it was necessary to replace Arthur Andersen LLP as the Company's independent auditors. The Audit Committee engaged in significant due diligence and interview processes with three potential outside audit firms and ultimately selected, and recommended to the Board of Trust Managers for approval, Ernst & Young LLP as the Company's independent auditors. On June 24, 2002, the Audit Committee terminated the engagement of Arthur Andersen LLP as the Company's independent auditors, and engaged Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ended December 31, 2002.

         Statement of Policy. The Audit Committee shall provide assistance to the Board of Trust Managers in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board of Trust Managers. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee and the independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

         Responsibility - Accounting, Auditing, and Financial Reporting Practices of the Company. In accordance with the written Audit Committee Charter adopted by the Board of Trust Managers of the Company, the Audit Committee assists the Board of Trust Managers in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During fiscal year 2002, the Audit Committee met twelve times, during which the Committee discussed with Jerry R. Crenshaw, Jr., Executive Vice President, Chief Financial and Accounting Officer of the Company, and Ernst & Young LLP, the Company's independent auditors (the "Independent Auditors") the interim financial information contained in each quarterly earnings announcement and the Company's annual audit, in addition to receiving periodic updates from the Independent Auditors and Deloitte & Touche LLP, which serves as the Company's internal auditors (the "Internal Auditors"), regarding compliance with the Sarbanes-Oxley Act of 2002.

         Responsibility - Audit Process. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Independent Auditors a formal written statement describing all relationships between the Independent Auditors and the Company that might bear on the Independent Auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and discussed with the Independent Auditors any relationships that may impact their objectivity and independence. The Audit Committee has satisfied itself that such relationships and the provision of non-audit services to the Company is compatible with the Independent Auditors' independence. The Audit Committee also discussed with management, the Internal Auditors, and the Independent Auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget, and staffing. The Audit

Committee reviewed with each of the Independent Auditors and the Internal Auditors its audit plans, audit scope, and identification of audit risks.

         Independent Auditors/Internal Audit. The Audit Committee discussed and reviewed with the Independent Auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended by SAS 90, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the Independent Auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

         Review of Financial Statements. The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2002, with management and the Independent Auditors. Management has the responsibility for the preparation of the Company's financial statements and the Independent Auditors have the responsibility for the examination of those statements.

         Further Action Taken by Audit Committee. The Audit Committee has discussed and reviewed with outside counsel the procedures and practices that it should utilize in order to effectively fulfill its oversight responsibility. It has reviewed the required documentation relating to its oversight of the audit process, including the audited financial statements of the Company, the committee's Charter and any relevant analysts' reports. In addition, the Audit Committee has inquired of management and the Independent Auditors as to any significant risks or exposures for the Company, assessed the steps taken by management to minimize these risks and exposures, reviewed with management and the Independent Auditors the adequacy and effectiveness of the accounting and financial controls of the Company and elicited any recommendations for the improvement of such internal control procedures.

         Recommendation. Based on the above-mentioned review and discussions with management and the Independent Auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Commission.


                                        AUDIT COMMITTEE

                                        Anthony M. Frank
                                        William F. Quinn
                                        Robert W. Stallings

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE


         The Executive Compensation Committee is composed of Messrs. Rowsey (Chairman), Frank and Worrell. Mr. Rowsey serves as Chairman. A majority of the full Board of Trust Managers selects members of the Executive Compensation Committee and its Chairman.


         Compensation Philosophy and Objectives. The Executive Compensation Committee determines the compensation for the Company's executive officers and administers the stock incentive and other compensation plans that the Company adopts. In addition, the Executive Compensation Committee makes recommendations to the Board of Trust Managers, acting for the Company in its capacity as the sole stockholder of the General Partner regarding certain compensation decisions of the sole director of the General Partner with respect to the compensation of the executive officers of the General Partner. For purposes of the following discussion, the term "Company" includes, unless the context otherwise requires, the Operating Partnership and the other subsidiaries of the Company and the Operating Partnership, in addition to the Company.


         The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include enhancing shareholder value, maximizing financial performance, preserving a strong financial posture, increasing the value of the Company's assets and positioning its assets and business in geographic markets offering long-term growth opportunities. The accomplishment of these objectives is measured against the conditions characterizing the industry within which the Company operates. In implementing the Company's compensation program, it generally is the policy of the Executive Compensation Committee to seek to qualify executive compensation for deductibility by the Company for purposes of Section 162(m) of the Code to the extent that such policy is consistent with the Company's overall objectives and executive compensation policy.


         Executive Officer Compensation. The compensation of the executive officers of the Company consists of a current component and a long term incentive. The executive officers, in addition to their regular salaries, may be compensated for the current performance of the Company in the form of (i) cash bonus awards, generally pursuant to the Annual Incentive Plan ("Bonus Plan"), and (ii) dividend incentive units under the Dividend Incentive Unit Plan ("DIU Plan"). The Bonus Plan and the DIU Plan were adopted by the General Partner in March 2000 in order to provide appropriate incentives and rewards for services rendered by officers to the Company. The General Partner adopted the plans with the approval of the Executive Compensation Committee and the Board of Trust Managers. The Bonus Plan and the DIU Plan, together with recommendations by the management of the Company, were used by the General Partner and its Compensation Committee in determining the executive compensation for 2002 and will be used in determining the future current component of executive compensation. The Compensation Committee of the General Partner (the "Committee") is also composed of Messrs. Rowsey, Frank and Worrell. Mr. Rowsey also serves as the Chairman of the Committee. The Committee is appointed by the Board of Directors of the General Partner.


         Under the Bonus Plan, at the beginning of the year, the Committee designated (i) the positions covered by the Bonus Plan, (ii) the minimum and maximum annual incentive opportunity or bonus that the individual holding each position is eligible to earn for the year, and (iii) the performance necessary to earn each level of bonus in three components. One of these components, the Corporate component, provides for a certain portion of the bonus to be paid based upon the Company's achievement of the thresholds relating to total return to shareholders and FFO for the year. FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, effective January 1, 2000, and as used in this document, means net income (loss) (determined in accordance with generally accepted accounting principles ("GAAP")) (i) excluding gains (or losses) from sales of depreciable operating property, (ii) excluding extraordinary items (as defined by GAAP), (iii) plus depreciation and amortization of real estate assets, and
(iv) after adjustments for unconsolidated partnerships and joint ventures. Most positions also are assigned a second component, the Functional Unit component, which provides for a certain portion of the bonus to be earned upon the achievement of individualized measures of functional unit performance. For each officer, a third component, the Individual component, provides for a certain portion of the officer's bonus to be earned based upon an evaluation of the officer's individual performance for the year.


         Under the DIU Plan, prior to the beginning of the year, the Committee designates each employee eligible to receive dividend incentive units and the number of units allocated to the employee. In addition, the Committee adopts performance targets for the Company for the year based upon total return to shareholders and FFO for the year, as well as a performance multiple for each target. Pursuant to the DIU Plan, the Committee is required to determine the extent to which those targets were achieved or surpassed and, in the event that targets are achieved, the amount to be credited to the account of each participant who was employed by the Company on the last day of the year; this amount is equal to the annual dividends that the participant would have received if he held one share of stock in the Company for each Unit held in his account, multiplied by the number of Units the participant held throughout the year, multiplied by the performance multiple associated with the targets achieved for the year.


         Executive officers of the General Partner are also eligible to participate, on the same basis as other employees, in the employer matching provision of the profit sharing plan that the General Partner established, whereby employees may save for their future retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan, with the General Partner contributing an additional percentage of the amount each employee saves. Such executive officers are also eligible to participate in the other employee benefit and welfare plans that the General Partner maintains on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.


         The long term incentives awarded by the Company consist of (i) restricted stock grants, either under the 1995 Plan or as a result of open market purchases by the General Partner, (ii) Options under the 1995 Plan and the 1996 Operating Partnership Incentive Plan and pursuant to the provisions of the partnership agreement for the Operating Partnership, and (iii) Unit Options under no plan but pursuant to an agreement and the provisions of the partnership agreement for the Operating Partnership.


         Compensation Awards for 2002. The performance thresholds established by the Committee for 2002 under the Bonus Plan were a key consideration in the deliberations of the Committee regarding the salary adjustments and bonuses awarded in 2002. The Committee, in establishing such thresholds, considered both the overall economic performance of the Company in light of conditions characterizing the REIT industry generally in 2002 and the impact of specific extraordinary events affecting and actions taken by the Company in 2002 which affected such overall economic performance. In determining that the FFO targets established under the Bonus Plan for 2002 had been met with respect to the Corporate component, the Committee made adjustments for the dilutive impacts of certain capital restructuring transactions which will benefit the Company in the future and for certain transactions undertaken in response to the Sarbanes-Oxley Act of 2002. The Committee also considered other factors, including peer group comparisons of the ratio of general and administrative expense to revenue, peer group comparisons of short-term and long-term common stock yields, comparisons of the Company's stock performance to major indices, peer group comparisons of salary and bonus levels, other industry business conditions, the economic slowdown which began in 2001, and the Company's success in achieving short-term and long-term goals and objectives. The Committee also considered the General Partner's determinations regarding each officer's achievement of the Functional Unit goals set for such officers, as well as each officer's Individual performance for the year. Bonuses aggregating $2,514,250 were paid to executive officers other than the Chief Executive Officer of the Company, who does not participate in the Bonus Plan. The Committee also gave consideration to the Company's achievement of specified business objectives when reviewing 2003 executive officer salary increases.


         Based upon the foregoing deliberations, the Committee also determined that the 2002 targets under the DIU Plan had been achieved and, thus, that payments would be made to plan participants with respect to 2002 under the DIU Plan. Payments aggregating $2,689,500 were made to the accounts of the executive officers under the DIU Plan with respect to 2002.


         Long-Term Incentives. Options were used in 2002 to incentivize certain officers and other key personnel and to retain them through the potential of capital gains and equity buildup in the Company. The Executive

Compensation Committee determined the number of Options based upon its subjective evaluation of each executive or employee's ability to influence the Company's long-term growth and profitability. All Options were issued at a price not less than the market price of the Common Shares on the date of grant.


         The Company, the Executive Compensation Committee and the Committee do not intend at this time to provide to the management team any additional rights to earn Options for the next one to two years.


         CEO Base Salary and Bonus for 2002. Mr. Goff serves as the Chief Executive Officer of the Company and as the Vice Chairman of the Board of Trust Managers for the Company. Mr. Goff's 2002 base annual salary was $750,000 and was based upon his employment agreement with the Operating Partnership originally entered into in April 1994. The Committee also approved a bonus of $900,000 for Mr. Goff with respect to 2002 based upon the Committee's evaluation of a number of factors, including written evaluations of Mr. Goff's performance in 2002 prepared by each independent director, peer group comparisons of the ratio of general and administrative expense to revenue, peer group comparisons of short-term and long-term common stock yields, comparisons of the Company's stock performance to major indices, peer group comparisons of salary and bonus levels, other industry business conditions, the economic slowdown which began in 2001, and the Company's success in achieving short-term and long-term goals and objectives.


         The Executive Compensation Committee and the Committee made their determinations based upon their subjective evaluation of Mr.Goff's ability in the future to lead the Company's long-term growth and profitability. The Executive Compensation Committee and the Committee also considered the long term compensation packages provided to the chief executive officers of other real estate companies that the Committee considered to be comparable to the Company. The Committee and the Executive Compensation Committee believe that the Unit Options and restricted stock represent an effective incentive for Mr. Goff to remain with the Company and create value for the shareholders. The Board of Trust Managers has considered and ratified each of the foregoing determinations relating to Mr. Goff's 2002 and long term compensation package.


                                    EXECUTIVE COMPENSATION COMMITTEE

                                    Paul E. Rowsey, III
                                    Anthony M. Frank
                                    Terry N. Worrell

PERFORMANCE GRAPH

         The following line graph sets forth a comparison of the percentage change in the cumulative total shareholder return on the Common Shares compared to the cumulative total return of the NAREIT Equity REIT Return Index, the S&P 500 Index and SNL Securities LP Office REITs Index for the period December 31, 1997, through December 31, 2002. The graph depicts the actual increase in the market value of the Common Shares relative to an initial investment of $100 on December 31, 1997, assuming a reinvestment of cash distributions.

                            TOTAL RETURN PERFORMANCE

                              (PERFORMANCE GRAPH)

                                                                      PERIOD ENDING
     INDEX                               12/31/97    12/31/98     12/31/99    12/31/00    12/31/01      12/31/02
     -----                               --------    --------     --------    --------    --------      --------
     Crescent Real Estate Equities         100.00        61.80        54.81        74.27        66.20        66.39
     Company
     S&P 500                               100.00       128.55       155.60       141.42       124.63        96.95
     SNL Office REITs                      100.00        79.94        80.35       109.27       114.77       110.00
     NAREIT All Equity REIT Index          100.00        82.50        78.69        99.44       113.29       118.08


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Frank, Rowsey and Worrell, all of whom are members of the Board of Trust Managers of the Company, served as members of the Executive Compensation Committee during 2002. Mr. Frank has borrowed certain funds from the Operating Partnership in connection with the exercise of Options, as described in "Certain Relationships and Related Transactions" below.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         For purposes of the following discussion, the term "Company" includes, unless the context otherwise requires, the Operating Partnership and the other subsidiaries of the Company and the Operating Partnership, in addition to the Company.


Loans to Trust Managers and Officers for Exercise of Options and Plan Unit
Options


         The following discussion describes outstanding loans from the Company to certain of its trust managers and officers. Effective July 29, 2002, the Company ceased offering to its employees and trust managers the option to obtain loans pursuant to the Company's stock and unit incentive plans.


         LOANS TO TRUST MANAGER FOR EXERCISE OF OPTIONS. As of November 26, 1999, the Company had loaned to Mr. Frank, an independent trust manager of the Company, an aggregate of $398,889.40, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Frank used the proceeds of the loans, together with an aggregate of $187.00 in cash, to acquire an aggregate of 26,200 Common Shares pursuant to the exercise of 26,200 Options that were granted to him under the 1994 Plan and the 1995 Plan. Mr. Frank's loans are secured by an aggregate of 26,200 Common Shares that Mr. Frank owns. On July 29, 2002, each of the loans made to Mr. Frank was amended to be due and payable in one installment on July 28, 2012 (the "Maturity Date") and to accrue interest on a daily basis during each Interest Period on all principal outstanding at a rate per annum equal to the short-term Applicable Federal Rate ("Interest Rate") published by the Internal Revenue Service with respect to the first day of the Interest Period for which the determination is being made. The Interest Rate on Mr. Franks' loans are currently 2.81%. The term "Interest Period" means the following periods: (i) July 29, 2002 to July 28, 2005, (ii) July 29, 2005 to July 28, 2008, (iii) July 29, 2008 to July 28, 2011, and (iv) July 29, 2011 to July 28,
2012. At any time prior to the Maturity Date, Mr. Frank may elect upon prior written notice to the Company to fix the interest rate at the Applicable Federal Rate then in effect with respect to loans the term of which is the same as the remaining term of the loans. As of March 31, 2003, no accrued interest due and payable was outstanding on Mr. Frank's loans.


         LOANS TO OFFICERS FOR EXERCISE OF OPTIONS AND PLAN UNIT OPTIONS. Effective November 4, 1999, the Company loaned $26,272,631.46 to John C. Goff, on a recourse basis, pursuant to the 1994 Plan, the 1995 Plan and the Unit Plan. Mr. Goff used the proceeds of the loan, together with $4,452.04 in cash, to acquire an aggregate of 445,204 Common Shares pursuant to the exercise of 445,204 Options that were granted to him under the 1995 Plan and 571,428 Operating Partnership Units pursuant to the exercise of 571,428 Plan Unit Options that were granted to him on July 16, 1996 pursuant to the Unit Plan. Mr. Goff's loan is secured by 400,000 Common Shares, 300,000 shares of restricted stock and 1,500,000 Unit Options that Mr. Goff owns. Mr. Goff has assigned the dividends that he will receive on the 300,000 shares of restricted stock to payment of future interest due on his loan. In addition, Mr. Goff is required to use the net proceeds from the sale of any of the 300,000 shares of restricted stock or the 1,500,000 Units underlying the 1,500,000 Unit Options to pay down the amount of his loan.


         As of January 31, 2002, the Company had loaned to David M. Dean an aggregate of $2,538,777.00, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Dean used the proceeds of the loans, together with $1,473.00 in cash, to acquire an aggregate of 147,300 Common Shares pursuant to the exercise of 147,300 Options that were granted to him under the 1994 Plan and the 1995 Plan. Mr. Dean's loans are secured by an aggregate of 147,300 Common Shares that Mr. Dean owns.


         As of January 31, 2002, the Company had loaned to Theresa E. Black, Mr. Dean's spouse, an aggregate of $524,857.50, on a recourse basis, pursuant to the 1995 Plan. Ms. Black used the proceeds of the loans, together with $330.00 in cash, to acquire an aggregate of 33,000 Common Shares pursuant to the exercise of 33,000 Options that were granted to her under the 1995 Plan. Ms. Black's loans are secured by an aggregate of 33,000 Common Shares that Ms. Black owns.

         As of July 24, 2002, the Company had loaned to Jerry R. Crenshaw, Jr. an aggregate of $1,875,237.00, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Crenshaw used the proceeds of the loans, together with $1,188.00 in cash, to acquire an aggregate of 118,800 Common Shares pursuant to the exercise of 118,800 Options that were granted to him on under the 1994 Plan and the 1995 Plan. Mr. Crenshaw's loans are secured by an aggregate of 118,800 Common Shares that Mr. Crenshaw owns.


         As of July 23, 2002, the Company had loaned to John L. Zogg, Jr. an aggregate of $2,779,043.00, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Zogg used the proceeds of the loans, together with $1,582.00 in cash, to acquire an aggregate of 158,200 Common Shares pursuant to the exercise of 133,200 Options that were granted to him under the 1994 Plan, and the 1995 Plan. On June 7, 2001, Mr. Zogg sold 100 of the Common Shares and used the proceeds (in the amount of $1,618.75) to reduce the principal amount of one of the loans to $635,471.25, reducing the aggregate amount outstanding on such date to $2,777,424.25. On July 1, 2001, Mr. Zogg paid the Company in full for the principal balance and interest due on a second loan (an aggregate of $215,711.70), reducing the aggregate amount outstanding as of July 23, 2002 to $2,570,431.25. Mr. Zogg's loans are secured by an aggregate of 144,900 Common Shares that Mr. Zogg owns.


         As of April 17, 2001, the Company had loaned to Dennis H. Alberts $1,083,150.00, on a recourse basis, pursuant to the 1995 Plan. Mr. Alberts used the proceeds of the loan, together with $600.00 in cash, to acquire 60,000 Common Shares pursuant to the exercise of 60,000 Options under the 1995 Plan. Mr. Albert's loan is secured by 60,000 Common Shares that Mr. Alberts owns.


         As of January 1, 2002, each of the loans to Mr. Goff, Mr. Dean, Ms. Black, Mr. Crenshaw, Mr. Zogg and Mr. Alberts expired no later than October 31, 2004, and accrued interest at a fixed annual rate of 2.7%, the applicable Federal Rate for loans with terms of three years or less. On July 29, 2002, all of the loans to each of Mr. Goff, Mr. Dean, Ms. Black, Mr. Crenshaw, Mr. Zogg and Mr. Alberts (collectively, the "Makers") were amended to be due and payable in one installment on July 28, 2012 (the "Maturity Date") and to accrue interest at the Interest Rate published by the Internal Revenue Service with respect to the first day of the Interest Period for which the determination is being made. The Interest Rate on the loans are currently 2.81%. The term "Interest
Period" shall mean the following periods: (i) July 29, 2002 to July 28, 2005,
(ii) July 29, 2005 to July 28, 2008, (iii) July 29, 2008 to July 28, 2011, and
(iv) July 29, 2011 to July 28, 2012. At any time prior to the Maturity Date, the Makers may elect upon prior written notice to the Company to fix the interest rate at the Applicable Federal Rate then in effect with respect to loans the term of which is the same as the remaining term of the loans. As of March 31, 2003, no accrued interest due and payable was outstanding on any of these loans.


         Transactions with COPI


         MANAGEMENT AND GENERAL BUSINESS RELATIONSHIPS. In April 1997, the Company established COPI to be the lessee and operator of certain assets to be acquired by the Company and to perform the Intercompany Agreement, pursuant to which each party agreed to provide the other with rights to participate in certain transactions. The Company was not permitted to operate or lease these assets under then-existing federal income tax laws applicable to REITs.


         Messrs. Rainwater and Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of the Company and, until February 14, 2002, were also, respectively, the Chairman of the Board and the Vice Chairman of the Board of COPI. In addition, Mr. Goff serves as the Chief Executive Officer of the Company and the General Partner and as the sole director of the General Partner and, until February 14, 2002, also served as Chief Executive Officer of COPI. Messrs. Frank and Rowsey are members of the Board of the Company and, until their resignations on February 14, 2002, were members of the board of directors of COPI. As of March 31, 2003, Messrs. Rainwater and Goff beneficially owned an aggregate of approximately 12.3% of the outstanding common stock of COPI through their aggregate ownership of 1,331,105 shares of COPI common stock, excluding shares underlying vested options.

         REORGANIZATION TRANSACTIONS. As of February 12, 2002, COPI owed the Company an aggregate of $76.2 million of principal and accrued interest under various notes, all of which were past due. On February 12, 2002, the Company delivered default notices to COPI relating to approximately $76.2 million of principal and accrued interest due to the Company under these notes. Various assets of COPI secured one or more of these loans.


         Prior to February 14, 2002, the Company leased eight of its hotel and resort properties (collectively, the "Hotel Properties") to subsidiaries of COPI (the "Hotel Lessees") pursuant to eight separate leases. Between January 1, 2002 and February 14, 2002, the Company received approximately $6.0 million in rent under the Hotel Leases.


         Prior to February 14, 2002, COPI owned a 60% general partner interest in COPI Colorado, L.P. ("COPI Colorado"), John C. Goff, Vice Chairman of the Board of Trust Managers and Chief Executive Officer of the Company, owned a 20% interest in COPI Colorado and the remaining 20% interest was owned by a third party.


         Prior to February 14, 2002, the Company owned 95% of the outstanding stock (representing all of the non-voting stock) of two residential development corporations, Desert Mountain Development Corporation ("DMDC") and The Woodlands Land Company, Inc. ("TWLC"), and COPI owned 5% of the outstanding stock (representing all of the voting stock) of these corporations.


         Prior to February 14, 2002, the Company also owned approximately 90% (representing all of the non-voting stock) of a third residential development corporation, Crescent Resort Development, Inc. ("CRDI"), and COPI Colorado owned the remaining 10% (representing all of the voting stock).


         Prior to February 14, 2002, the Company owned a 28.5% interest in CR License, L.L.C. and COPI owned a 1.5% interest in CR License, L.L.C. CR License, L.L.C. owns the right to the future use of the "Canyon Ranch" name. In addition, the Company owned a 95% interest (representing all of the non-voting interest) in CRL Investments, Inc., which owns an approximately 65% economic interest in the Canyon Ranch Spa Club in the Venetian Hotel in Las Vegas, Nevada, and COPI owned a 5% interest (representing all of the voting stock).


         On February 14, 2002, the Company executed an agreement (the "Agreement") with COPI, pursuant to which (i) COPI transferred to subsidiaries of the Company, in lieu of foreclosure, all of COPI's assets associated with the Hotel Properties, including COPI's lessee interests in the eight Hotel Properties leased to subsidiaries of COPI, (ii) COPI transferred to subsidiaries of the Company, in lieu of foreclosure, the voting interests in DMDC, TWLC and CRDI, which are three of the Company's residential development corporations, and other assets (iii) the Company acquired COPI's general partner interest in COPI Colorado through a strict foreclosure, with the acquisition taking place immediately following COPI Colorado's distribution to its partners, including COPI and John C. Goff, pro rata in accordance with their relative percentage interests in COPI Colorado, the 1,102,530 shares of COPI common stock that COPI Colorado owned, and (iv) the Company acquired, in a strict foreclosure, COPI's 1.5% interest in CR License, L.L.C. and 5.0% interest (representing all of the voting stock) in CRL Investments, Inc. The Company also agreed to assist and provide funding to COPI for the implementation of a prepackaged bankruptcy of COPI.


         In consideration of these transfers, the Company reduced COPI's rent obligations by $23.6 million, and its debt obligations by $40.1 million. Following the transfers, the Company owned, directly or indirectly, (i) 100% of each of DMDC and TWLC, (ii) 96% of CRDI, with John C. Goff owning a 2% interest and the remaining 2% interest held by a third party, (iii) 30% of CR License, L.L.C., and (iv) 100% of CRL Investments, Inc.


         Pursuant to the terms of the Agreement, the Company and COPI are jointly seeking to have a pre-packaged bankruptcy plan for COPI, reflecting the terms of the Agreement, approved by the bankruptcy court. Under the Agreement, the Company has agreed to provide approximately $14.0 million to COPI in the form of cash and Common Shares of the Company to fund costs, claims and expenses relating to the bankruptcy and related transactions, and to provide for the distribution of the Company's Common Shares to the COPI stockholders. The Company has also agreed, however, that it will issue Common Shares with a minimum dollar value of approximately $2.2 million to the COPI stockholders, even if it would cause the total costs, claims and expenses that it pays to exceed $14.0 million.


         In addition, the Company has agreed to use commercially reasonable efforts to assist COPI in arranging COPI's repayment of its $15.0 million obligation to Bank of America, together with any accrued interest. The Company expects to form and capitalize a new entity ("Crescent Spinco") to be owned by the shareholders of the Company. Crescent Spinco then would purchase COPI's interest in AmeriCold Logistics for between $15.0 million and $15.5 million. COPI has agreed that it will use the proceeds of the sale of the AmeriCold Logistics interest to repay Bank of America in full.


         COPI obtained the loan from Bank of America primarily to participate in investments with the Company. At the time COPI obtained the loan, Bank of America required, as a condition to making the loan, that Richard E. Rainwater, Chairman of the Board of Trust Managers of the Company, and John C. Goff, Vice Chairman of the Board of Trust Managers and Chief Executive Officer of the Company, enter into a support agreement with COPI and Bank of America. Pursuant to the support agreement, Messrs. Rainwater and Goff agreed to make additional equity investments in COPI if COPI defaulted on payment obligations under its line of credit with Bank of America and if the net proceeds of an offering of COPI securities were insufficient to allow COPI to repay Bank of America in full. Effective beginning on December 31, 2001, the parties to the line of credit documents have executed various amendments to the line of credit. These amendments provide that any defaults existing under the line of credit on or before March 15, 2003 are temporarily cured unless and until a new default occurs.


         Previously, the Company held a first lien security interest in COPI's entire membership interest in AmeriCold Logistics. REIT rules prohibit the Company from acquiring or owning the membership interest that COPI owns in AmeriCold Logistics. Under the Agreement, the Company agreed to allow COPI to grant Bank of America a first priority security interest in the membership interest and to subordinate its own security interest to that of Bank of America.


         On March 6, 2003, the COPI stockholders voted to approve the COPI bankruptcy plan. On March 10, 2003, COPI filed the plan under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas. If the plan is approved by the bankruptcy court, the holders of COPI's common stock will receive Common Shares of the Company. As stockholders of COPI, Mr. Rainwater and Mr. Goff will also receive Common Shares of the Company. Pursuant to the COPI bankruptcy plan, the current and former directors and officers of COPI and the current and former trust managers and officers of the Company also have received a release from COPI of liability for any actions taken prior to February 14, 2002, and, depending on various factors, will receive certain liability releases from COPI and its stockholders.


         Completion and effectiveness of the pre-packaged bankruptcy plan for COPI is contingent upon a number of conditions, including the approval of the plan by certain of COPI's creditors and the confirmation of the plan by the bankruptcy court.


         LEASE OF TEMPERATURE-CONTROLLED LOGISTICS PROPERTIES. As of March 31, 2003, the Company held a 40% interest in a general partnership (the "Temperature-Controlled Logistics Partnership"), which, through its ownership of a corporation (the "Temperature-Controlled Logistics Corporation") owned 88 temperature-controlled logistics properties (the "Temperature-Controlled Logistics Properties"). The business operations associated with the Temperature-Controlled Logistics Properties are owned by AmeriCold Logistics, LLC ("AmeriCold Logistics"), which is owned 60% by Vornado Operating, L.P. and 40% by a subsidiary of COPI. The Company has no economic interest in AmeriCold Logistics.


         AmeriCold Logistics, as sole lessee of the Temperature-Controlled Logistics Properties, leases the Temperature-Controlled Logistics Properties from the Temperature-Controlled Logistics Corporation under three triple-net master leases, as amended. On February 22, 2001, the Temperature-Controlled Logistics Corporation and AmeriCold Logistics agreed to restructure certain financial terms of the leases, including the adjustment of the rental obligation for 2001 to $146.0 million, the adjustment of the rental obligation for 2002 to a maximum of $150.0 million (plus contingent rent in certain circumstances), the increase of the Temperature-Controlled

Logistics Corporation's share of capital expenditures for the maintenance of the properties from $5.0 million to $9.5 million (effective January 1, 2000) and the extension of the date on which deferred rent is required to be paid to December 31, 2004.


         AmeriCold Logistics deferred $32.2 million of the total $143.9 million of rent payable for the year ended December 31, 2002, of which the Company's share of deferred rent was $12.9 million.


         On December 30, 2002, the Company contributed $11.2 million of notes receivable to purchase a 56% equity interest in Vornado Crescent Carthage and KC Quarry, L.L.C. ("VCQ"). Vornado Realty Trust L.P. contributed $8.8 million of cash to purchase a 44% equity interest. The assets of VCQ include two quarries and the related land, acquired by VCQ from AmeriCold Logistics, the tenant of the Company's Temperature-Controlled Logistics Properties. The $20 million purchase price was determined to be fair market value based on an independent appraisal. The Company's $11.2 million contribution consisted of three notes receivable from AmeriCold Logistics plus accrued interest, one for $2.0 million, one for $3.5 million, and one originally for $6.5 million including principal and interest, but which was paid down to approximately $5.5 million prior to the transaction date. On December 31, 2002, VCQ purchased $5.7 million of trade receivables from AmeriCold Logistics at a 2% discount. The Company contributed approximately $3.1 million to VCQ for the purchase of the receivables.

Loans and Contributions to DBL Holdings, Inc. ("DBL")


         As of December 31, 2002, the Company owned 97.44% of DBL, with the remaining 2.56% economic interest in DBL (including 100% of the voting interest in DBL) held by John C. Goff, Vice Chairman of the Board of Trust Managers and Chief Executive Officer of the Company. On January 3, 2003, the Company purchased Mr. Goff's 2.56% economic interest in DBL, representing 100% of the voting stock of DBL. Total consideration paid for Mr. Goff's interest was $400,000. The Board of Trust Managers of the Company, including all of the independent trust managers, approved the transaction, based in part on an appraisal of the assets of DBL by an independent appraisal firm. As a result of this transaction, DBL is wholly owned by the Company.


         Since June 1999, the Company has contributed approximately $23.8 million to DBL. The contribution was used by DBL to make an equity contribution to DBL-ABC, Inc., a wholly owned subsidiary of DBL, which committed to purchase a limited partnership interest representing a 12.5% interest in G2 Opportunity Fund, LP ("G2"). G2 was formed for the purpose of investing in commercial mortgage backed securities and other commercial real estate investments and is managed and controlled by an entity (the "G2 General Partner") that is owned equally by Goff-Moore Strategic Partners, L.P. ("GMSP") and GMAC Commercial Mortgage Corporation. The G2 General Partner is entitled to an annual asset management fee. Additionally, the G2 General Partner has a 1% interest in profits and losses of G2 and, after payment of specified amounts to partners, a 50% interest in G2. The ownership structure of GMSP consists of an approximately 86% limited partnership interest owned directly and indirectly by Richard E. Rainwater, Chairman of the Board of Trust Managers of the Company, and an approximately 14% general partnership interests, of which approximately 6% is owned by Darla Moore, who is married to Mr. Rainwater, and approximately 6% is owned by Mr. Goff. The remaining approximately 2% general partnership interest is owned by unrelated parties. At April 15, 2002, DBL had an approximately
$14.1 million investment in G2.


Loans to Residential Development Corporations


         CRESCENT RESORT DEVELOPMENT, INC. ("CRDI"). Prior to December 31, 2002, the Company owned 40% of its interest in CRDI through its 60% general partner interest in COPI Colorado. On December 30, 2002, the Company purchased the 40% interest in COPI Colorado from Mr. Goff and the third party, bringing the Company's ownership in COPI Colorado to 100%. The purchase price of the 40% interest in COPI Colorado was $5.6 million, of which $2.8 million was paid to Mr. Goff. The Board of Trust Managers of the Company, including all of the independent trust managers, approved the transaction, based in part on an appraisal of the assets of COPI Colorado by an independent appraisal firm. Subsequent to the transaction, the Company dissolved COPI Colorado and contributed its assets, consisting of all the voting stock of CRDI, to Crescent TRS Holdings Corp., a wholly-owned subsidiary of the Company.

         As of December 31, 2002, the following credit facilities that the Company extended to CRDI were outstanding: (i) a $56.2 million line of credit that matures in August 2004 and bears interest at the rate of 11.5% per annum,
(ii) a $40 million line of credit that matures in December 2004 and bears interest at the rate of 11.5% per annum (iii) a $120 million line of credit that matures in September 2008 and bears interest at the rate of 11.5% per annum and
(iv) a $70 million line of credit that matures in January 2008 and bears interest at the rate of 11.5% per annum. The aggregate outstanding balance of these facilities as of December 31, 2002 was $218.3 million, and they are cross-defaulted and cross-collateralized with CRDI's interests in the real estate development companies and resort management company in which the loan proceeds have been invested.


         HADC. As of March 31, 2003, the Company owned 98% of the outstanding stock (4% of which is voting and 94% of which is nonvoting) of HADC. Mr. Goff is a director of HADC.


         On May 5, 1994, the Company made a loan to HADC in the original principal amount of $14.4 million and bearing interest at a rate of 12.5% per annum. Originally, this loan was scheduled to mature in May 2001. The HADC loan was amended January 16, 1997 to extend the maturity date to May 5, 2006. As of March 31, 2003, the outstanding balance of the loan was $1.8 million.


         On January 16, 1997, the Company entered into a revolving development loan agreement with HADC, pursuant to which the Company agreed to loan up to an additional $5.0 million to HADC at an interest rate of 14% per annum. As of December 31, 2001, this revolving loan was amended to reduce the principal amount to $2.5 million and to reduce the interest rate to 12% per annum. The maturity date of the revolving loan is December 31, 2003. As of March 31, 2003, the loan had been repaid in full.


         Loans to Other Affiliates


         CRL Investments. The Company has provided CRL Investments, Inc. with a $7.0 million credit facility that bears interest at 12% per annum and matures in August 2003. As of December 31, 2002, the total amount outstanding under the credit facility was $7.2 million. The Company also has committed to invest $8.0 million in equity in CRL Investments, Inc. As of December 31, 2002, the Company had made equity contributions aggregating $7.6 million to CRL Investments, Inc.


         Management Participation in Company Debt Offering


         On April 15, 2002, the Company completed a private offering of $375.0 million in senior, unsecured notes due 2009. The notes bear interest at an annual rate of 9.25% and were issued at 100% of issue price. The notes are callable after April 15, 2006. Richard E. Rainwater, Chairman of the Board of Trust Managers, and certain of his immediate family members and affiliates, purchased $50.0 million of these notes on the same terms as unaffiliated third party investors. The Company registered a similar series of notes with the Commission and effected an exchange offer of the registered notes for the privately placed notes and, in the case of Mr. Rainwater and his family and affiliates, registered the notes for resale by them.


         Other


         On June 28, 2002, the Company purchased, and is holding for sale, the home of an executive officer of the Company for approximately $2.7 million, which approximates fair market value of the home. This purchase was part of the officer's relocation agreement with the Company.


         The Company reimbursed GMSP for the part-time services of an accountant in the amount of $93,463 for 2002.


         Share and Unit Exchange by Chairman


         During 2002, the Company and the Operating Partnership agreed that it was in the best interest of the Company and its shareholders and of the Operating Partnership and its partners to permit Richard E. Rainwater, Chairman of the Board of Trust Managers of the Company, to exchange a portion of his Common Shares for Units of the Operating Partnership so that additional purchases of Common Shares by the Company or Mr. Rainwater, or both, would not cause Mr. Rainwater to violate REIT equity ownership concentration rules and the Company's limitations on share ownership as set forth in its Declaration of Trust.


         On October 15, 2002, November 14, 2002 and November 20, 2002, Mr. Rainwater contributed 3,050,000, 700,800 and 1,055,000, respectively, of his Common Shares to the Operating Partnership in exchange for 1,525,000, 350,400 and 527,500 Units, respectively. Each of the Units issued to Mr. Rainwater may be exchanged for two Common Shares. The Operating Partnership immediately contributed the Common Shares that it received from Mr. Rainwater, in the aggregate amount of 4,805,000 Common Shares, to the Company and, as required by the limited partnership agreement of the Operating Partnership, redeemed a portion of the Company's limited partner interest in the Operating Partnership equal in value to the value of the Common Shares that the Operating Partnership contributed to the Company. In accordance with the terms of the Operating Partnership limited partnership agreement, the shares and the interest were valued at the closing price of the Company's Common Shares on the New York Stock Exchange on the date immediately preceding the date of the contributions. The closing price of the Common Shares was $14.62 on October 14, 2002, $14.94 on November 13, 2002 and $15.38 on November 19, 2002.


         On November 20, 2002, the Company received approximately $300,000 from Mr. Rainwater as a result of short swing profits realized by Mr. Rainwater on the sale of 300,000 of the Company's Common Shares between September 24, 2002 and November 18, 2002. The profit amount was computed pursuant to Section 16(b) of the Exchange Act, and was recorded by the Company as a credit to additional paid-in capital.

-----------------


         Management believes that the foregoing transactions are on terms no less favorable than those that could have been obtained in comparable transactions with unaffiliated parties.




                  SHAREHOLDER PROPOSALS FOR THE COMPANY'S 2004
                         ANNUAL MEETING OF SHAREHOLDERS

         Shareholders who intend to submit proposals for consideration at the Company's 2004 annual meeting of shareholders must submit such proposals to the Company no later than January 16, 2004, in order to be considered for inclusion in the proxy statement and form of proxy that the Board of Trust Managers will distribute in connection with that meeting. Shareholder proposals should be submitted to David M. Dean, Executive Vice President, Law and Administration, and Secretary, at 777 Main Street, Suite 2100, Fort Worth, Texas 76102.


         Under the Bylaws, a shareholder must comply with certain procedures to nominate persons for election to the Board of Trust Managers or to propose other business to be considered at an annual meeting of shareholders. These procedures provide that shareholders desiring to make nominations for trust managers and/or to bring a proper subject before a meeting must do so by notice timely delivered to the Secretary of the Company. The Secretary of the Company generally must receive notice of any such proposal not less than 70 days nor more than 90 days prior to the anniversary of the preceding year's annual meeting of shareholders. In the case of proposals for the 2004 annual meeting of shareholders, the Secretary of the Company must receive notice of any such proposal no earlier than March 12, 2004, and no later than April 1, 2004 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, the Company must receive by January 16, 2004). Generally, such shareholder notice must set forth (i) as to each nominee for trust manager, all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of trust managers under the proxy rules of the Commission; (ii) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in that business of such shareholder; and (iii) as to the shareholder, (a) the name and address of the shareholder, (b) the class or series and number of shares of beneficial interest of the Company that the shareholder owns beneficially and of record, and (c) the date(s) upon which the shareholder acquired ownership of such shares.

The chairman of the annual meeting shall have the power to declare that any proposal not meeting these and any other applicable requirements that the Bylaws impose shall be disregarded. A copy of the Bylaws may be obtained, without charge, upon written request to David M. Dean, Executive Vice President, Law and Administration, and Secretary, at 777 Main Street, Suite 2100, Fort Worth, Texas 76102.


         In addition, the form of proxy that the Board of Trust Managers will solicit in connection with the Company's 2004 annual meeting of shareholders will confer discretionary authority to vote on any proposal, unless the Secretary of the Company receives notice of that proposal no earlier than March 12, 2004, and no later than April 1, 2004, and the notice complies with the other requirements described in the preceding paragraph.

                                     [FRONT]

                                      PROXY

                      CRESCENT REAL ESTATE EQUITIES COMPANY

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS


                                  JUNE 2, 2003


             THIS PROXY IS SOLICITED BY THE BOARD OF TRUST MANAGERS


THE UNDERSIGNED HEREBY APPOINTS JOHN C. GOFF AND DAVID M. DEAN, AND EACH OF THEM, AS PROXIES, WITH FULL POWER OF SUBSTITUTION IN EACH, TO VOTE ALL COMMON SHARES OF BENEFICIAL INTEREST OF CRESCENT REAL ESTATE EQUITIES COMPANY (THE "COMPANY") WHICH THE UNDERSIGNED IS ENTITLED TO VOTE, AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD ON JUNE 2, 2003, AT 10:00 A.M., CENTRAL DAYLIGHT SAVINGS TIME, AND ANY ADJOURNMENT THEREOF, ON ALL MATTERS SET FORTH ON THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, DATED APRIL 30, 2003, A COPY OF WHICH HAS BEEN RECEIVED BY THE UNDERSIGNED, AS FOLLOWS ON THE REVERSE SIDE.

SEE REVERSE SIDE   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE

--------------------------------------------------------------------------------
                                     [BACK]


              Please mark
   X          votes as in
-------       this example


THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM 3.


1. To elect Richard E. Rainwater, Anthony M. Frank and William F. Quinn as Trust Managers to serve three-year terms


GRANT                          WITHHOLD
AUTHORITY     [  ]             AUTHORITY   [  ]
FOR                            FOR
NOMINEE                        NOMINEE


-------------------------------------------------------------------------------
INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.

                                                    FOR       AGAINST    ABSTAIN
                                                    ---       -------    -------
2.  To  approve   the   appointment
    of  Ernst  &  Young  LLP as the                 [ ]         [ ]        [ ]
    independent   auditors  of  the
    Company  for  the  fiscal  year
    ending December 31, 2003

                                                    FOR       AGAINST    ABSTAIN
                                                    ---       -------    -------
2.  To  approve   the   shareholder
    proposal  to   declassify   the                 [ ]        [ ]        [ ]
    Board  of  Trust  Managers  for
    purposes of elections


Other Matters: The proxies will have discretion to vote upon such other matters as may come before the Meeting in such manner as they determine to be in the best interest of the Company.

IMPORTANT: Please mark the Proxy, date it, sign it exactly as your name(s) appear(s) and return it in the enclosed postage paid envelope. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity:

Signature:                                   Date:
          ------------------------------          -----------------------

Signature:                                   Date:
          ------------------------------          -----------------------


MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW       [ ]